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[DRAFT]

Exhibit 99(c)(3)

To:	Special Committee, Board of Directors TROY Group, Inc.
From:	Hans Schroeder Business Equity Appraisal Reports, Inc.
Re:	TROY Group, Inc.
Date:	May 7, 2004

        Attached is our report regarding the Fair Market Value of Troy Group, Inc.

        This study was undertaken to establish the Fair Market Value of a 100.00% interest in the Company as of April 30, 2004, to assist the Board of Directors in establishing market value, in anticipation of the business "going private", with the expectation that the business will continue to operate as an ongoing enterprise.

        Based on our review of the information available to us, it is our opinion that as of April 30, 2004, the Fair Market Value of a 100.00% interest in the company was (rounded):

FAIR MARKET VALUE of 100% of the Equity	$29,500,000
non-marketable, controlling interest basis	$2.78 per share

        Thank you for the opportunity to work with you on this assignment. If you have any questions, please call.

Regards,

Business Equity Appraisal Reports, Inc.

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VALUATION REPORT

for

TROY Group, Inc.

as of April 30, 2004

Value as if Private

prepared by

Business Equity Appraisal Reports, Inc.

May 7, 2004

[DRAFT]

CONTENTS

1.	PURPOSE AND APPROACH	1
2.	CONDITIONS AND MAJOR ASSUMPTIONS	3
3.	OPINION OF VALUE	5
4.	COMPANY DESCRIPTION	6
5.	ADJUSTED EARNINGS	9
6.	ADJUSTED BALANCE SHEET	12
7.	HISTORICAL AND PROJECTED CASH FLOW	16
8.	RISK ASSESSMENT, COMPARATIVE ANALYSIS	20
9.	CAPITALIZATION RATES AND MULTIPLIERS	32
10.	COMPUTATION OF VALUE	35
11.	ADJUSTMENTS TO VALUE	45
12.	CASH FLOW COVERAGE	48
13.	CERTIFICATION	49
14.	SOURCES OF INFORMATION	50
15.	REVENUE RULING 59-60	51
16.	ECONOMIC CONDITIONS AND OUTLOOK	53
17.	QUALIFICATIONS	57
18.	CLOSELY HELD COMPANY SALES	59
19.	SUMMARY OF PUBLIC COMPANY DATA	62
20.	ANALYSIS OF COMBINED MARKET DATA	68

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1.     PURPOSE AND APPROACH

        TROY Group, Inc. (the "Company") is a manufacturer engaged in the design, manufacture and marketing of a full range of products in two primary product lines: Secure Payment Systems and Wireless and Connectivity Solutions.

        This study was undertaken to establish the Fair Market Value of a 100.00% interest in the Company as of April 30, 2004, to assist the Board of Directors in establishing market value, in anticipation of the business "going private", with the expectation that the business will continue to operate as an ongoing enterprise.

        This report has been prepared at the request of TROY Group, Inc.

        The "as-of" date of this valuation, April 30, 2004, is four months after the date of the latest available financials, November 30, 2003. We have reviewed internal financial statements through February, 2004 and management projections for the year and ending November 30, 2004, prepared in April, 2004.

Standard of Value

        The standard of value applied in this case is Fair Market Value. For this purpose, Fair Market Value is defined as:

    "...the price at which the property would change hands between a willing buyer and a willing seller when the former is not under any compulsion to buy and the latter is not under any compulsion to sell, both parties having reasonable knowledge of relevant facts."

        This definition is derived from IRS Revenue Ruling 59-60 and is nearly universally accepted as the basic standard by which virtually all IRS-related valuations and most other valuations are conducted. It should be noted that the "willing buyer" and the "willing seller" are generally taken to be "typical" financial investors, with no external synergistic expectations or benefits. Also incorporated into the general definition of Fair Market Value is an assumption that the interest under consideration can be transferred, and the reported value is in terms of cash or cash equivalents.

Approach

        Value has been defined as "the present worth of future benefits". Accordingly, we are concerned with the earnings and cash flow that are expected to be realized in the future, as those appear from the vantage point of the "as of" date of the valuation. We are also concerned with the risks facing the business, and their possible effect on those future benefits.

        Historical earnings and financial condition are considered because they generally are indicative of the expected future income, although that is not always true. Adjustments are usually necessary to recast the historical financials so that they more fairly represent the likely pattern of future income and financial condition.

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        Our objective is to determine a value which would provide a fair and reasonable return on investment to an investor/owner, the "willing buyer" as well as the "willing seller", in view of the facts available to us as of the effective date of the valuation.

        Both internal and external factors which influence the value of the Company were reviewed, analyzed and interpreted. Internal factors include the Company's financial condition, results of operations and the size and marketability of the interest being valued. External factors include, among other things, the status of the industry and the position of the Company relative to others in the industry.

        In particular, we rely primarily on market transactions involving businesses similar to the Company, with special attention to the current and anticipated cash flow of the Company.

        After the value has been determined, we usually perform a "Cash Flow Coverage" calculation, to see if a leverage purchase of the business at that price could realistically be supported by the cash flow.

        It should be noted that it is often difficult or impossible to find market transactions or public companies that are strictly comparable to the business under consideration. When this is true, we generally find market data that provides the best available evidence, and use that as a starting point for our analysis of market pricing patterns.

        RR 59-60 advocates use of public companies that are the same as or similar to the subject company; where "similar" has been interpreted to allow wide latitude in guideline company selection. For example, in "Estate of Gallo v Commissioner", there were no good public winemaker comparables, so experts on both sides used brewers, distillers, soft drink bottlers, and brand-name recognition consumer food packagers. The object is to find companies that have similar risk characteristics, similar modes of operation, similar financial structure, and similar size and profitability, to the greatest extent possible.

Conduct of the Engagement

        This report was prepared by Business Equity Appraisal Reports, Inc., under the direction of Hans Schroeder.

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2.     CONDITIONS AND MAJOR ASSUMPTIONS

Conditions

        The historical financial information presented in this report is included solely to assist in the development of the value conclusion presented in this report, and it should not be used to obtain credit or for any other purpose. Because of the limited purpose of this presentation, it may be incomplete and contain departures from generally accepted accounting principles. We have not audited, reviewed, or compiled the historical accounting statements and express no assurance on them. The financial information presented in this report includes normalization adjustments made solely to assist in the development of the value conclusions presented in this report. Normalization adjustments are hypothetical in nature and are not intended to present restated historical results or forecasts of the future in accordance with AICPA guidelines.

        Readers of this business valuation report should be aware that business valuations are based on future earnings potential that may or may not materialize. Any financial projections presented in this report are included solely to assist in the development of the value conclusion presented in this report. These presentations do not include all disclosures required by the guidelines established by the AICPA for the presentation of financial projections. The actual results may vary from the projections, and the variations may be material.

        This report should not be used to obtain credit or for any purposes other than to assist in this valuation. This report is only to be used in its entirety, and for the purpose for which it was prepared. No third parties should rely on the information contained in this report without the advice of their attorney or accountant, and without confirming for themselves the information contained herein.

        We have no present or contemplated financial interest in the Company. Our fees for this valuation are based upon our normal hourly billing rates, and in no way are contingent upon the results of our findings. We have no responsibility to update this report for events and circumstances occurring subsequent to the date of this report.

        We do not purport to be a guarantor of value. Valuation of closely-held companies is an imprecise science, with value being a question of fact, and reasonable people can differ in their estimates of value. We have, however, used conceptually sound and commonly accepted methods and procedures of valuation in determining the estimate of value included in this report.

        The valuation analyst, by reason of performing this valuation and preparing this report, is not to be required to give expert testimony nor to be in attendance in court or at any government hearing with reference to the matters contained herein, unless prior arrangements have been made with the analyst regarding such additional engagement.

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Assumptions

        The opinion of value given in this report is based on information provided in part by the management of the Company and other sources as listed in the following pages. This information is assumed to be accurate and complete; we have not audited or attempted to confirm this information for accuracy or completeness.

        We have relied upon the representations contained in the public and other documents in our possession concerning the value and useful condition of all investments in securities or partnership interests, and any other assets or liabilities except as specifically stated to the contrary in this report. We have not attempted to confirm whether or not all assets of the business are free and clear of liens and encumbrances, or that the owner has good title to all the assets.

        We have also assumed that the business will be operated prudently and that there are no unforeseen adverse changes in the economic conditions affecting the business, the market or the industry. This report presumes that the management of the Company will maintain the character and integrity of the Company through any sale, reorganization or reduction of any owner's/manager's participation in the existing activities of the Company

        We have been informed by management that there are no environmental or toxic contamination problems, any significant lawsuits, or any other undisclosed contingent liabilities which may potentially affect the business, except as may be disclosed elsewhere in this report. We have assumed that no costs or expenses will be incurred in connection with such liabilities, except as explicitly stated in this report.

        It is implicit in the value calculations that in the event of a sale of the business to a willing buyer, the current management would remain in place at least long enough to effect an orderly transition with no loss of essential management skills and productivity.

        In the event of a sale, it is also implicit in the calculation of value that the current owners would be willing to commit to a non-competition agreement. Such agreements are an element of almost all business sales, and the absence of such an agreement would generally reduce the value of the business as a going concern.

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3.     OPINION OF VALUE

        Based on our review of the information available to us, it is our opinion that as of April 30, 2004, the Fair Market Value of a 100.00% interest in the company was (rounded):

per share
FAIR MARKET VALUE of 100% of the Equity non-marketable, controlling interest basis	$29,500,000	$2.78

        The Fair Market Value of 100% of the Equity represents the value when the buyer acquires all of the assets and assumes all of the liabilities of the Company. It is our opinion that an investor could realize a reasonable return on investment at this price, commensurate with the risks involved, assuming that the business is operated prudently and that there are no unforeseen adverse changes in the economic conditions affecting the business, the market, or the industry.

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4.     COMPANY DESCRIPTION

        TROY Group, Inc.'s headquarters is located at 2331 South Pullman Street, Santa Ana, CA 92705. The Company is the result of various mergers and acquisitions by a company originally founded in 1982. The founding company adopted the TOY Group name and incorporated in California in 1996. It later reincorporated in Delaware in May 1998.

Products and Services

        TROY Group, Inc. is a manufacturer engaged in the design, manufacture and marketing of a full range of products in two primary product lines: Secure Payment Systems and Wireless and Connectivity Solutions.

Secure Payment Systems

        TROY's Security Printing solutions include state-of-the-art payment systems ranging from high security digital check printing solutions, including Check 21, to remote Internet payment solutions. The Company is a leading provider of MICR (magnetic ink character recognition) check printing solutions, and was the first to introduce desktop check printers. The U.S. Treasury prints most of its checks using TROY equipment. Today, the Company's desktop laser check printing systems can be found in banks, insurance companies, brokerages, retailers and many other businesses and governments throughout the world. TROY is also the largest manufacturer of desktop MICR toner in the USA, providing specialty MICR toner for check printers. The Company's products provide its customers with payment solutions that offer security, flexibility, efficiency and fraud deterrance.

        TROY's Financial Services offer premiere electronic payment software and services. The Company specializes in developing ACH (Automated Clearing House) origination and processing software, as well as Internet check payment solutions. The National Automated Clearing House Association (NACHA) reported an increase of 12% in ACH payments from 2002 to 2003.

Wireless & Connectivity

        TROY's Wireless & Connectivity solutions include hardware and software solutions that enable enterprises to share intelligent devices such as printers either wirelessly or using traditional networks. The Company has been a premiere supplier of hardwired network printing solutions since 1991 and began shipments of wireless products in 2001. These hardwired network products are recognized worldwide for supporting a large number of protocols and network operating systems. Although TROY has traditionally focused on printer connectivity (print servers) for local area networks (LANs), the products now enable virtually any device to send and receive data and/or to be controlled, monitored and diagnosed via a LAN and the Internet.

        At the present time, the Company's products are considered to be of excellent quality, and are highly differentiated in the market. TROY owns or has rights to the following trademarks: TROY, eCheck Secure, PrintraNet, TROYmark, StarACH, Etherwind, Windconnect, Windport, EtherSync, Exact MICR Technology and Exact Positioning Technology.

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Facilities

        The Company has five operating locations: Corporate headquarters, finance, Wireless and Connectivity sales and engineering and financial services in Santa Ana, California (37,000 s/f); all manufacturing, supplies engineering and sales and marketing for Security Printing Solutions in Wheeling, West Virginia (77,000 s/f); Financial Service programming in Nashville, Tennessee (5,300 s/f); a Security Printing Solutions sales office in Coquitlam, British Columbia (3,900 s/f) and a Wireless and Connectivity sales and service office in Herrenberg, Germany (6,000 s/f). For the Company's type of business and the markets served, the locations are generally excellent and sufficient for current operations.

Market

        The Company's products are used in a wide variety of industries, including electronic bill payment utilities, retail and brokerage firms, telecommunications, financial services, insurance, computer hardware, automotive, personnel and others. The market for these products is very large. The market is strong and growing rapidly but price competition is prevalent, putting pressure on profits.

        TROY distributes their solutions around the world and markets their products through a network of distributors and value-added resellers, as well as a direct sales force.

Industry

        The industry is growing, which provides the Company room for growth. However, the industry is subject to rapid technological change. The Company continues to invest in research and development to enhance current technologies and to introduce new products based on input from existing customers.

Competition

        Relative to others in the industry, the Company's products have a very high proprietary content, which greatly strengthens the Company's competitive position. In addition, because the Company is among the largest in its market, the Company's competitive position is further strengthened.

        However, both the Secure Payment Systems product lines and the Wireless & Connectivity products face intense competition. The Company's gross profits have declined in the Payment Systems for the last three years, due to competition in printers and toners. Significant improvements in operating efficiencies has improved the gross margin in Wireless & Connectivity products, but competition has made the Company a minimal participant in the wireless market.

        The Company competes principally on the basis of the quality, flexibility, convenience and security of their products and services. Overall, the Company is well positioned in the industry and has developed very strong customer relationships. TROY has long-standing strategic relationships with Hewlett-Packard, IBM, Standard Register and others.

        For new competitors, entry into this type of business would be considered very difficult and expensive, which secures the company's competitive position and increases its value. Exit from this type of business would generally be considered moderately difficult and costly, which increases the Company's

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downside risk. It also means that competitors have a considerable stake in the market and are likely to resort to intense price competition in difficult times.

Employees and Management

        The Company has approximately 215 employees worldwide, of which approximately 29 are highly skilled technical personnel. Of the technical staff, about five employees are considered to be key personnel who would be difficult to replace. However, the employee turnover rate is low by industry standards, which implies a high degree of employee satisfaction and low related training and recruitment costs. There is no unionization among the employees.

        Executive management consists of a Board of Directors (CEO, Senior VP, VP Finance and three Directors).

Anticipated holding period to liquidity event

        The Company has no intention of going public and that would be very difficult in any case, because of its size and circumstances. Consequently, as is usually the case with small closely held companies, a minority shareholder has little chance of liquidating the interest in the forseeable future. A controlling shareholder, on the other hand, does have the potential to initiate a sale of the Company.

Outlook

        Looking ahead, our analysis suggests that over the next few years the Company can expect slow growth in revenue.

        However, the Company can expect profitability to be reasonably good.

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5.     ADJUSTED EARNINGS

        Following is a summary of the revenues and expenses of the Company for the periods shown:

	Source: Adj Note ($000)	Internal 12 mos Nov-99	Internal 12 mos Nov-2000	Internal 12 mos Nov-2001	Internal 12 mos Nov-2002	Internal 12 mos Nov-2003
REVENUE		59,121	52,310	49,218	54,998	56,576
Cost of Sales (excl depreciation)		36,590	30,053	30,766	38,011	34,763

Gross Margin		22,531	22,257	18,452	16,987	21,813
% Sales		38.1%	42.5%	37.5%	33.9%	38.6%
Operating Expenses		12,313	17,864	20,884	19,777	19,162
% Sales		20.8%	34.2%	42.4%	36.0%	33.9%

Operating Income		10,218	4,393	(2,432)	(2,790)	2,651

Depreciation	(-)	(758)	(662)	(778)	(863)	(685)
Amortization	(-)	(415)	(1,018)	(1,281)	(1,271)	(386)
Interest Expense	(-)	(234)	(19)	(138)	(34)	(10)
Interest Income		231	865	515	101	89
Other Income(Expense)		0	0	(5,634)	0	0

NET INCOME BEFORE TAX		9,042	3,559	(9,748)	(4,857)	1,659

Adjustments:
1 Comparable compensation		no adjustment necessary
2 Officers' compensation		no adjustment necessary
3 Depreciation		758	662	778	863	685
4 Amortization		415	1,018	1,281	1,271	386
5 Interest expense		234	19	138	34	10
6 Go private effort		0	0	0	0	1,152
7 Expense of being public		200	200	200	200	200
8 Inventory writedown		0	0	0	1,878	0
9 Impairment writedown		0	0	5,634	0	0
10 Legal defense S/H suit						250

ADJUSTED EBITDA*		10,649	5,458	(1,717)	(611)	4,342
Annualized Revenue		59,121	52,310	49,218	54,998	56,576
Adj Earn'gs as percent of Revenue		18.0%	10.4%	3.5%	1.1%	7.7%

*
Adjusted earnings basis is control EBITDA, earnings before interest and depreciation and taxes. Control basis means that the interest under consideration can affect certain discretionary items, including owners and officers compensation.

Sellers Discretionary Cash Flow

Adjusted Net Income	10,649	5,458	(1,717)	(611)	4,342
One Owner's Compensation	290	290	300	310	320

SDCF	10,939	5,748	(1,417)	(301)	4662
SDCF Return on Sales	18.5%	11.0%	2.9%	0.5%	8.2%

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NOTES TO INCOME STATEMENT ADJUSTMENTS:

1,2	Executive shareholder compensation is often adjusted to reflect the normal economic cost of management. Our analysis of normal compensation is based to a large extent on data from the Economics Research Institute, which monitors compensation data nationwide. ERI data is adjusted for type of business, geographic region, size of business, and date of valuation. In this case, we have reviewed executive compensation reported in the Company's DEF-14A proxy for 2003 and believe it is appropriate for the size and condition of the Company.
6	Go private addbacks	500 in 2003
200 in 2004
No other income statement adjustments were considered necessary.

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WEIGHTED AVERAGES

        The results of each year are usually weighted to reflect the expected relevance of each year toward the future sustainable results of the Company. The objective of this exercise is to arrive at reasonable estimates of what level of revenue and earnings the Company is likely to be able to sustain in the near future. A commonly used pattern is to weight the oldest year least, and the most recent year highest, in the belief that the near-term future will most closely resemble the Company's most recent experience. The weights are used to calculate a set of weighted averages of earnings and revenues, shown below, which are used in all of the value calculations which follow.

  There were several acquisitions during th 2000-2001 timeframe and there was difficulty in integrating the acquisitions.

  Some fall off following the Y2K period.

  Management structure was bulked up going into 2000, but has been trimmed down during 2002, with the result that efficiency has been improved.

	12 mos Nov-99	12 mos Nov-2000	12 mos Nov-2001	12 mos Nov-2002	12 mos Nov-2003
Year Weights:	0	1	0	0	3
WEIGHTED AVERAGE ADJUSTED EARNINGS ($000)					4,621

Adjusted earnings basis is control EBITDA, earnings before interest and depreciation and taxes.
WEIGHTED AVERAGE REVENUE					55,509

Weighted Average Adjusted Earnings as percent of Average Revenue					8.3%

Weighted Average Gross Profit Margin					39.6%

WEIGHTED AVERAGE SDCF					4,933

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6.     ADJUSTED BALANCE SHEET

        Following is a summary of the assets and liabilities of the Company for the periods shown:

As Reported	Source: ($000)	Internal 12 Mos Nov-2000	Internal 12 Mos Nov-2001	Internal 12 Mos Nov-2002	Internal 12 Mos Nov-2003
ASSETS
Cash and Marketable Securities		12,043	6,391	7,112	9,727
Accounts Receivable		10,480	9,713	9,227	8,419
Inventory		6,242	9,251	5,540	4,891
Prepaid and Other Current		2,355	2,897	5,231	4,203

Total Current Assets		31,120	29,252	27,110	27,204

Plant and Equipment		2,702	3,307	2,902	3,898
Accumulated Depreciation (-)		(662)	(778)	(863)	(685)

Net Plant and Equipment		2,040	2,529	2,039	3,213
Other Long Term Assets		1,885	2,757	3,147	3,693
Intangibles		7,530	2,469	1,243	814

Total Assets		42,575	37,007	33,539	34,960

LIABILITIES
Accounts Payable		2,424	4,418	4,138	2,172
Accrued Expenses		2,659	2,456	2,218	4,322
Other Current Liabilities		1,134	1,208	1,437	1,807

Total Current Liab		6,217	8,082	7,793	8,301
Long Term Debt	D	272	193	120	0
Other Long Term Liab		471	0	0	0

Total Liabilities		6,960	8,275	7,913	8,301

NET WORTH
Common Equity		35,615	28,732	25,626	26,659

Net Worth		35,615	28,732	25,626	26,659

Total Liab & Net Worth		42,575	37,007	33,539	34,960

D indicates interest-bearing debt

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BALANCE SHEET ADJUSTMENTS

($000)	12 Mos Nov-2000	12 Mos Nov-2001	12 Mos Nov-2002	12 Mos Nov-2003
Net Worth before Adjustments	35,615	28,732	25,626	26,659
Adjustments:
1 Intangible assets	(7,530)	(2,469)	(1,243)	(814)
ADJUSTED NET WORTH	28,085	26,263	24,383	25,845
Long Term Debt	272	193	120	0
INVESTED CAPITAL	28,357	26,456	24,503	25,845
Adjusted Return on Investment	19.2%	6.5%	2.5%	16.8%

NOTES TO BALANCE SHEET ADJUSTMENTS:

1	To remove intangible assets. This adjustment allows the value calculations to be done in terms of Tangible Assets and Tangible Net Worth. As a result of the value analysis in Section 10, all of the intangible assets, including goodwill, are revalued. This report does not deal with the allocation of goodwill among the various intangible assets.
No other balance sheet adjustments were considered necessary.

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ADJUSTED BALANCE SHEET

        Following is the restated Balance Sheet after the adjustments listed above.

	Source: Adj Note ($000)	Internal 12 mos Nov-2000	Internal 12 mos Nov-2001	Internal 12 mos Nov-2002	Internal 12 mos Nov-2003
ASSETS
Cash and Marketable Securities		12,043	6,391	7,112	9,727
Accounts Receivable		10,480	9,713	9,227	8,419
Inventory		6,242	9,251	5,540	4,891
Prepaid and Other Current		2,355	3,897	5,231	4,203

Total Current Assets		31,120	29,252	27,110	27,240

Plant and Equipment		2,702	3,307	2,902	3,898
Accumulated Depreciation (-)		(662)	(778)	(863)	(685)

Net Plant and Equipment		2,040	2,529	2,039	3,213
Other Long Term Assets		1,885	2,757	3,147	3,693
Intangibles		0	0	0	0

Total Assets		35,045	34,538	32,296	34,146

LIABILITIES
Accounts Payable		2,424	4,418	4,138	2,172
Accrued Expenses		2,659	2,456	2,218	4,322
Other Current Liabilities		1,134	1,208	1,437	1,807

Total Current Liab		6,217	8,082	7,793	8,301
Long Term Debt		272	193	120	0
Other Long Term Liab		471	0	0	0

Total Liabilities		6,960	8,275	7,913	8,301

NET WORTH
Common Equity		35,615	28,732	25,626	26,659
Balancing Adjustment		(7,530)	(2,469)	(1,243)	(814)

Adjusted Net Worth		28,085	26,263	24,383	25,845

Total Liab & Net Worth		35,045	34,538	32,296	34,146

Working Capital		24,903	21,170	19,317	18,939
Adj Working Capital ex Cash, Debt		12,860	14,779	12,205	9,212
Capital Spending		2,702	1,267	373	1,859

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        The above chart illustrates the composition of the Balance Sheet, with the left half of each column representing Assets, and the right half representing Liabilities and Net Worth.

SHARES OUTSTANDING

Common shares issued	10,974,000
Treasury shares	369,213

Outstanding shares	10,604,787

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7.     HISTORICAL AND PROJECTED CASH FLOW

HISTORICAL CASH FLOW

        The following exhibit summarizes the cash flow generated by the Company's operations, after normalizing adjustments:

($000)	Nov-99	Nov-2000	Nov-2001	Nov-2002	Nov-2003
Revenue growth rate	NA	-11.5%	-5.9%	11.7%	2.9%
Depreciation (% Sales)	1.3%	1.3%	1.6%	1.6%	1.2%
Amortization (%Sales)	0.7%	1.9%	2.6%	2.3%	0.7%
Working Capital (% Sales)	0.0%	24.6%	30.0%	22.2%	16.3%
Capital Spending (% Sales)		5.2%	2.6%	0.7%	3.3%
New Debt (% of Cap Spend + CW)		-1.7%	2.5%	-3.3%	-10.6%
Debt/Equity ratio	0.00	0.01	0.01	0.00	0.00

Net Worth	0	28,085	26,263	24,383	25,845
Cash Balance	0	12,043	6,391	7,112	9,727
Working Capital, excl Cash, Debt	0	12,860	14,779	12,205	9,212
Net Plant and Equipment	0	2,040	2,529	2,039	3,213
Interest-Bearing Debt	0	272	193	120	0
Interest (% Year End Debt)	7.0%	7.0%	71.5%	28.3%	7.0%

Revenue	59,121	52,310	49,218	54,998	56,576
Earnings margin	18.0%	10.4%	-3.5%	-1.1%	7.7%
Adjusted Earnings bef Tax, Int, Dep	10,649	5,458	(1,717)	(611)	4,342
Interest	(234)	(19)	(138)	(34)	(10)
Depreciation	(758)	(662)	(778)	(863)	(685)
Amortization	(415)	(1,018)	(1,281)	(1,271)	(386)

Adjusted Earnings before Tax	9,242	3,759	3,914	2,779	3,261
Tax Rate	40.0%	40.0%	40.0%	40.0%	40.0%
Estimated Tax	(3,697)	(1,504)	1,566	1,112	(1,304)

Adjusted Earnings After Tax	5,546	2,256	(2,348)	(1,667)	1,957
Depreciation	758	662	778	863	685
Amortization	415	1,018	1,281	1,271	386
Capital Spending		(2,702)	(1,267)	(373)	(1,859)
Working Capital change		(12,860)	(1,919)	2,574	2,993
Increase (Decrease) in Debt		272	(79)	(73)	(120)
Net Change in Other A/L		(9,962)	2,437	(435)	(503)

Historical Equity Cash Flow after Tax	6,719	(21,316)	(1,117)	2,160	3,539
Cash Flow Margin	11.4%	-40.7%	-2.3%	3.9%	6.3%

Ratio of Cash Flow to Earnings	0.631	(3.905)	0.651	(3.535)	0.815
Indicated Investment (Withdrawals)		33,359	(4,535)	(1,439)	(924)
Net Cash Flow Return on Net Worth		-75.9%	-4.3%	8.9%	13.7%

[DRAFT]

PROJECTED CASH FLOW

        The cash flow projections given below are used in the discounted future earnings and cash flow methods, and are used in the coverage calculations in Section 12. Cash Flow Coverage. Some of the key parameters used in the projections are calculated on the following pages.

($000)	Beg Bal	Nov-2004	Nov-2005	Nov-2006	Nov-2007	Nov-2008
Revenue growth rate		1.9%	2.0%	2.1%	2.2%	2.4%
Depreciation (% Sales)		1.6%	1.3%	1.3%	0.9%	1.0%
Amortization (%Sales)		0.7%	0.3%	0.0%	0.0%	0.0%
Working Capital (% Sales)		15.3%	15.3%	15.3%	15.3%	15.3%
Capital Spending (% Sales)		0.9%	0.9%	0.8%	0.8%	0.8%
New Debt (% of Cap Spend + CW)		100.0%	100.0%	100.0%	100.0%	100.0%
Debt/Equity ratio		0.00	0.03	0.05	0.06	0.08

Net Worth	25,845	27,466	29,726	32,017	34,333	36,683
Cash Balance	9,727	12,665	15,865	18,920	21,793	24,771
Working Capital, excl Cash, Debt		8,825	8,965	9,158	9,367	9,591
Net Plant and Equipment	3,213	2,782	2,489	2,225	2,168	2,040
Interest-Bearing Debt	0	113	753	1,446	2,155	2,879
Interest (% Year End Debt)		7.0%	7.0%	7.0%	7.0%	7.0%

Revenue		75,628	58,775	60,015	61,360	62,802
Earnings margin		6.7%	7.8%	7.4%	7.0%	7.1%
Projected Earnings bef Tax, Int, Dep		3,882	4,566	4,461	4,324	4,472
Interest Expense		(8)	(53)	(101)	(151)	(202)
Interest Income		100	130	160	180	210
Depreciation		(931)	(793)	(764)	(557)	(628)
Amortization		(386)	(147)	0	0	0

Projected Earnings before Tax		2,657	3,703	3,756	3,796	3,852
Tax Rate		39.0%	39.0%	39.0%	39.0%	39.0%
Estimated Tax		(1,036)	(1,444)	(1,465)	(1,480)	(1,502)

Projected Earnings After Tax		1,621	2,259	2,291	2,316	2,350
Depreciation		931	793	764	557	628
Amortization		386	147	0	0	0
Capital Spending		(500)	(500)	(500)	(500)	(500)
Working Capital change		387	(140)	(193)	(209)	(224)
Increase (Decrease) in Debt		113	640	693	709	724

Projected Equity Cash Flow after Tax		2,938	3,199	3,055	2,873	2,978
Projected Cash Flow Margin		5.1%	5.4%	5.1%	4.7%	4.7%
Ratio of Cash Flow to Earnings		0.757	0.701	0.685	0.664	0.666
Net Cash Flow Return on Net Worth		10.7%	10.8%	9.5%	8.4%	8.1%

        Projections provided by management, based on assumption of successful going-private effort.

[DRAFT]

HISTORICAL AND PROJECTED RESULTS

[DRAFT]

SELECTED HISTORICAL RATIOS

        The following table shows the calculation of certain ratios used in the cash flow projections and in the risk analysis in the next section.

($000)	Nov-99	Nov-2000	Nov-2001	Nov-2002	Nov-2003
Revenue growth rate	NA	-11.5%	-5.9%	11.7%	2.9%
Weighted Average revenue growth					-0.7%
Industry revenue growth					2.7%
Projected revenue growth next year					-0.7%
Adjusted Earnings growth rate	NA	-48.7%	-131.5%	64.4%	810.6%
Depreciation	758	662	778	863	685
Depreciation as % of Sales	1.3%	1.3%	1.6%	1.6%	1.2%
Weighted Average Deprecation, % Sales					1.2%
Projected Depreciation, % Sales					1.2%
Amortization	415	1,018	1,281	1,271	386
Amortization as % of Sales	0.7%	1.9%	2.6%	2.3%	0.7%
Weighted Average Amortization, % Sales					1.0%
Projected Amortization, % Sales					1.0%
Current Ratio	0.0	5.0	3.6	3.5	3.3
Quick Ratio	0.0	3.6	2.0	2.1	2.2
Working Capital	0	24,903	21,170	19,317	18,939
Sales/Working Capital	0.0	2.1	2.3	2.8	3.0
Cash after WC Adjustment	0	12,043	6,391	7,112	9,727
Short Term Debt	0	0	0	0	0

Adj Working Capital ex Cash, Debt	0	12,860	14,779	12,205	9,212
as % of Sales	0.0%	24.6%	30.0%	22.2%	16.3%
Sales/Adjusted Working Capital	0.0	4.1	3.3	4.5	6.1
Weighted Average Adj WC as % of Sales					16.3%
Projected WC as T of Sales					16.3%
Capital Spending, est		7,702	1,267	373	1,859
as % of Sales		5.2%	2.6%	0.7%	3.3%
Weighted Average Cap Spending, % Sales					3.8%
Projected Cap Spending, % Sales					3.8%
Change in Debt		272	(79)	(73)	(120)
Interest Bearing Debt	0	272	193	120	0
Interest Bearing Debt/Ad NW	0.0	0.0	0.0	0.0	0.0
Weighted Average D/NW					0.0
Annualized Interest Expense	234	19	138	34	10
Effective Interest Rate	7.0%	7.0%	71.5%	28.3%	7.0%
Interest Coverage	46.5	288.3	(11.4)	(17.0)	435.2
Sales/Total Assets	0.00	1.49	1.43	1.70	1.66

[DRAFT]

8.     RISK ASSESSMENT, COMPARATIVE ANALYSIS

        In order to better understand the risks facing the Company and its owners, it is necessary to consider how the Company's performance and operating characteristics compare to those of similar companies in the same industry.

        The Company's activities are best classified in SIC codes:

3577	Computer Peripheral Equipment
3669	Other Chemical Products, incl Inks, Toners
7372	Software Publishers

        The following table summarizes the appraiser's assessment of the degree of risk inherent in this business, including consideration of its current financial condition. See also the Company Description.

RISK ASSESSMENT TABLE

Risk Factors	Current Status	Risk Category	Risk Profile
Years in business	Well established	Low	+
Proprietary content	Very high	Low	+
Industry life cycle	Growing	Med	+++
Industry stability	Some instability	Med	+++
Relative size of company	Average	Med	+++
Customer concentration	25-50%	Med	+++
Relative product quality	Excellent	Low	+
Product differentiation	Unique	Low	+
Strength of the market	Strong	Low	+
Size of the market	Very large	Low	+
Price competition	Intense	High	+++++
Employee turnover	Very low	Low	+
Unionization	None	Low	+
Management depth	Excellent	Low	+
Condition of facilities	Excellent	Low	+
Ease of market entry	Very difficult	Low	+
Ease of market exit	Moderate	Med	+++
Profit variance *	Very small	Low	+
Profit margin trend	Flat	High	+++++

*
Profit variance refers to the prevalence and extent of ups and downs seen in the profit margin percentage. For example, profit margins that varied between -20% and +30% would be considered large, while a few percentage points from year to year would be relatively small.

  [DRAFT]

ANALYSIS OF COMPANY COMPARED TO INDUSTRY NORMS

        Adjusted earnings basis is control EBITDA, earnings before interest and depreciation and taxes.

        The following table shows how the Company compares against selected industry financial measures.

		Industry Rates[1]
(Ratios based on adjusted statements)	Company Nov-2003				Risk Level
		LoQtile	Med	HiQtile
Revenue Growth Rates (BEAR)	-0.7%	1.4%	2.7%	4.1%	High
Adjusted Return on Sales[2]	8.3%	7.1%	11.7%	16.3%	Med
SDCF/Revenue[2]	8.9%	7.9%	12.6%	17.4%	Med
Return on Invested Capital[3]	17.5%	10.0%	12.8%	21.0%	Med
Net Cash Return on Equity	-8.7%	4.0%	17.6%	30.0%	High
Gross Profit Margin	39.6%	18.8%	37.6%	68.8%	Med
Current Ratio	3.3	1.1	1.9	4.3	Med
Quick Ratio	2.2	0.6	0.9	2.9	Med
Debt/Equity Ratio	0.0	0.3	1.1	6.3	Low
Interest Coverage	435.2	(9.9)	2.1	11.5	Low
Net Worth/Sales	0.47	0.20	0.32	0.45	Low
Sales/Total Assets	1.7	1.0	1.4	2.3	Med
Sales/Working Capital	3.0	2.5	5.1	43.4	Med
Days Receivable	54.3	40.6	52.1	67.6	Med
Days Inventory	51.4	41.0	68.9	110.6	Med
Days Payable	22.8	26.6	43.5	64.0	Low
Z-Score	14.7	1.81		2.99	Low

Industry Sources:

  1
  Unless otherwise noted, industry ratios are from RMA (Risk Management Association)

  2
  Combined Market Data

  3
  Public Companies and RMA

RECAP OF RISK FACTORS:	Low	Med	High
Weights based on risk factors	12	5	2
Weights based on industry norms	5	10	2

Totals	17	15	4

Our analysis suggests that the general risk in this business is moderate compared to the industry.

[DRAFT]

COMPARATIVE ANALYSIS

        The following discussion of the Company's financial condition relative to the industry makes reference to the financial ratios presented above and in the preceding sections.

Growth

        Over the past five periods, the Company's sales growth has been erratic, averaging about the same as the median industry growth rate of 2.7%, although long term, the sales growth rate has been increasing rapidly. Recent sales growth at 2.9% was flat, and about the same as weighted average sales growth, which was -0.7%.

[DRAFT]

Profitability

        Overall, EBITDA earnings have been erratic. Long term, the trend of EBITDA return on sales has been down, and in the most recent period, it was greatly up. Furthermore, the Company's weighted average return on sales was considerably below the median industry level.

        Overall, Seller's Discretionary Cash Flow has been erratic. Long term, the trend of SDCF return on sales has been flat, and in the most recent period, SDCF return on sales was slightly up. Furthermore, the Company's weighted average SDCF return on sales was considerably below the median industry level.

[DRAFT]

Return on Investment

        Long term, the trend of ebitda return on invested capital has been down some, and in the most recent period, ebitda return on invested capital was up. But, the Company's weighted average ebitda return on invested capital was about the same as the industry median.

        The chart illustrates how the cash generating ability of the Company compares to several levels of alternative investments, as measured by its return on owner's equity, where owner's equity is a proxy for the owner's cash investment in the business. The risk free rate is the income return on 10 year government bonds. The Public Company return represents total return on large public stocks. The High Coverage represents the upper end of the typical required returns on closely held companies.

        Long term, the trend of cash return on equity has been strongly up, and in the most recent period, it was up. But, the Company's weighted average cash return on equity was far below the total return on large public stocks.

[DRAFT]

Gross Profit Margin

        Gross Profit Margin measures how much is left after paying for the costs of sale, as a percentage of sales.

        The Company's Gross Profit Margin has been sometimes lower than industry, but generally close to industry levels. The trend of Gross Profit Margin has been down, but in the most recent period, it was up at a level of 38.6%. Furthermore, the Company's recent Gross Profit Margin was about the same as the median industry level of 37.6%.

[DRAFT]

Liquidity

        Liquidity ratios measure the adequacy and quality of the Company's current assets to meet current liabilities as they come due.

        The current ratio, which measures the ratio of current assets to current liabilities, has been consistently greater than one, showing generally strong liquidity. The trend in the current ratio has been significantly down, and in the most recent period, it was roughly unchanged. On the other hand, the Company's recent current ratio of 3.3 was considerably higher than the median industry norm of 1.9.

        The quick ratio measures cash and near cash (in the form of receivables) relative to current obligations. The Company's quick ratio has been consistently greater than one, indicating generally strong liquidity. The trend in the quick ratio has been downwards, and in the most recent period, it was nearly unchanged. Furthermore, the Company's recent quick ratio of 2.19 was considerably higher than the industry median of 0.90.

[DRAFT]

Leverage

        Leverage ratios measure the Company's ability to weather downturns. The Company's ratio of interest-bearing debt to shareholder's equity is one of the best measures of leverage, indicating how much of the Company's financing is provided by lenders as compared to investors.

        The Company has had a very low level of interest-bearing debt on the balance sheet for most of the past five periods. In the most recent period the dollar amount of debt was way down. The trend in the Company's interest-bearing debt/equity ratio has been pretty flat, and in the most recent period, it was down from the previous period. The Company's recent debt/equity ratio of 0.0 was well below the industry median of 1.1.

        A related ratio, interest coverage, measures the Company's earnings before interest payments relative to the interest payments.

        The Company's interest coverage ratio has been sometimes less than one, which is marginal as a measure of liquidity. The trend in the interest coverage has been slightly up, and in the most recent period, it was up at a level of 435.2. Furthermore, the Company's recent coverage ratio was considerably better than the median industry norm of 2.1.

[DRAFT]

Equity Level

        The owner's equity represents how much investment the owner(s) have in the business. Net Worth/Sales is a measure of the adequacy of the owner's equity in relation to the size of the Company as measured by Sales. Inadequate Net Worth increases the risk in the business and limits borrowing capacity. Very high Net Worth limits the owner's return on equity and may represent an inefficient use of capital, although it lowers overall risk. The normal NW/S ratio was calculated using average NW/Total Assets divided by the low, median, and high quartiles of Sales/Total Assets from RMA.

        The Company's adjusted Net Worth / Sales ratio has been generally greater than the industry, which indicates high owners investment. The trend of Net Worth / Sales has been down some, and in the most recent period, it was basically unchanged at a level of 0.5. In addition, the Company's recent Net Worth / Sales ratio was considerably higher than the median industry level of 0.3.

[DRAFT]

Asset Efficiency

        Asset efficiency considers how well the Company uses its assets to generate sales.

        Sales to Total Assets measures the dollars of sales that are generated per dollar of total assets employed in the business. The Company's adjusted Sales/Assets ratio has been generally greater than the industry, which is a positive sign. The trend of Sales/Assets has been strongly up, but in the most recent period, it was basically unchanged at a level of 1.7. In addition, the Company's recent Sales/Total Assets ratio of 1.7 was considerably higher than the median industry level of 1.4.

        Working Capital is the amount by which current assets exceed current liabilities. Sales to Working Capital measures the dollars of sales that are generated per dollar of working capital employed in the business.

        The Company's Sales/Working Capital ratio has been consistently lower than the industry. The trend of Sales/Working Capital has been strongly up, but in the most recent period, it was basically unchanged at a level of 3.0. However, the Company's recent adjusted Sales/Working Capital ratio was well below the median industry level of 5.1.

[DRAFT]

Days Receivable
Days Inventory (COS)
Days Payable (COS)

        Days Receivable measures the average number of days to collect Accounts Receivable. A high number of days receivable has a negative effect on cash flow, because cash tied up in receivables is not available for other purposes. The Company's Days Receivable has been generally greater than the industry. The trend of Days Receivable has been strongly down, and in the most recent period, it was down at a level of 54.3. However, the Company's recent Days Receivable was about the same as the median industry level of 52.1.

        Days Inventory measures the average number of days sales that can be filled from inventory. The Company's Days Inventory has been frequently lower than the industry. The trend of Days Inventory has been strongly down, and in the most recent period, it was basically unchanged at a level of 51.4. Furthermore, the Company's recent Days Inventory was below the median industry level of 68.9.

        Days Payable measures the average number of days that the Company takes to pay its bills. A high number of days payable means the Company is slow paying its vendors, which conserves cash internally, but may affect vendor relations. Conversely, a low number of days payable indicates the Company pays its vendors quickly. The Company's Days Payable has been consistently lower than the industry. The trend of Days Payable has been strongly down, and in the most recent period, it was also down greatly at a level of 22.8. Furthermore, the Company's recent Days Payable was below the median industry level of 43.5.

[DRAFT]

Z-Score

        The Altman Z-score measures the risk of impending bankruptcy. Scores below 1.81 for manufacturing companies indicate a high probability of bankruptcy, while scores above the safe limit of 2.99 indicate that there is a very low risk of bankruptcy.

        The Company's Z-Score has been consistently greater than the safe limit. The trend of Z-Score has been down, and in the most recent period, it was basically unchanged at a level of 14.7. Furthermore, the Company's recent Z-Score of 14.7 was well into the safe range of the formula indicator.

Conclusion

        Considering the above, the Company appears to be in average financial condition.

[DRAFT]

9.     CAPITALIZATION RATES AND MULTIPLIERS

        Based on the preceding analysis of risks, we have chosen the following multipliers and capitalization rates to be applied in this case. Value multipliers and cap rates are generally derived from an analysis of transactions involving sales of closely held companies or public stock prices, or both. In this case, we have drawn on the following sources:

Public Companies*	S & P Computstat database
Pratts Stats	Pratts Stats transactions database
Done Deals	M & A Network Done Deals database
Mergerstat	Mergerstat transactions database

        Transactions were chosen for this purpose using the most closely comparable data available, based on size, general industry group, and profitability. In general, it should be noted that it is often difficult or impossible to find market transactions or public companies that are strictly comparable to the business under consideration. When this is true, we try to find market data that provides the best available evidence, and use that as a starting point for our analysis of market pricing patterns.

        In this case, because the Company is profitable, we have eliminated from consideration those guideline companies that were not profitable, or which had negative net worth. Further, we have eliminated those for which the market pricing multipliers or earnings margins were "outliers" in that they were greatly different than the others, or very far from the median.

        For details, see:

Section	Page
18. CLOSELY HELD COMPANY SALES	59
19. SUMMARY OF PUBLIC COMPANY DATA	72
20. ANALYSIS OF COMBINED MARKET DATA	79

*
Note that public company multipliers and capitalization rates as used in the Combined Market Data have been adjusted to a non-marketable, controlling interest basis, for comparability with data from the private market databases.

  [DRAFT]

SUMMARY OF ADJUSTED CAP RATES AND MULTIPLIERS

        Adjusted earnings basis is control EBITDA, earnings before interest and depreciation and taxes.

        It is usually necessary to make adjustments to cap rates and multipliers derived from industry market pricing data, due to differences between the subject Company and the companies represented in the market data sample. The adjustments are necessarily subjective, based on the appraiser's experience and training. The following table summarizes the cap rates and multipliers used in this report, and the adjustments we have made.

        Market capitalization rates and multipliers are derived from multiple sources. See section:

20. ANALYSIS OF COMBINED MARKET DATA	68

        Note that the industry data presented has been corrected to a large degree for size and profitability.

		Industry Range [Note 1]	Rates Adj for Size and Profitablity a	Adjust to Required Rate [2] b	Adjusted Rates and Multipliers a+b
Earnings Capitalization Rates	Low Qtile	7.9%
Combined Market Data	MidRange	12.5%	12.5%	8.0%	20.5%
	High Qtile	17.1%
Company long term growth rate (=industry LT rate)					2.7%
Projection risk [Note 3]					1.0%

Discount rate					24.2%
Price/Sales Multiplier	Low Qtile	0.48
Combined Market Data	MidRange	0.87	0.56	(0.22)	0.34
	High Qtile	1.25
Goodwill Sales	Low Qtile	0.13
Combined Market Data	MidRange	0.43	0.19	(0.07)	0.12
	High Qtile	0.74
Goodwill/Seller's Discretionary	Low Qtile	0.74
Cash	MidRange	3.74	1.36	(0.53)	0.83
Combined Market Data	High Qtile	6.73

[DRAFT]

Notes:

[1]
The industry midrange cap rates and multipliers normally provide the starting point for the choice of the appropriate cap rates and multipliers for the Company. The initial low, mid, and high multipliers and cap rates have been selected to be appropriate to the Company's size and profitability relative to the industry.

  We have further adjusted the starting multipliers in col (a) for the profitability of the Company as compared to the industry, by comparing the Company's return on sales to the industry quartiles. In this case, the Company's profitability is considerably below the industry and so the multipliers used have been adjusted to be considerably below the midrange multipliers. See Section 8.

[2]
Multipliers and cap rates are adjusted based on the relative riskiness of this business compared to the industry and on the cash flow generating potential of the business. Cash flow below normal will limit the value that can realistically be supported, whereas cash flow above normal will support a lower cap rate and higher multipliers.

  Our analysis suggests that the general risk in this business is moderate compared to the industry.

[3]
The projection risk adjustment reflects our estimate of the risk that the projections may not be realized.

[DRAFT]

10.   COMPUTATION OF VALUE

SUMMARY OF VALUATION METHOD RESULTS

        The following table summarizes the results of the methods used in this valuation. Details describing each method are presented in the following pages.

VALUATION METHOD RESULTS	Approach	Weight		($000) Result
1 Adjusted Net Worth [Section 6]	Assets	0	0.0%	25,845
2 Capitalization of Weighted Earnings	Income	1	14.3%	37,268
3 Capitalization of Dividend Capacity	Income	1	14.3%	35,978
4 Discounted Future Earnings	Income	1	14.3%	35,606
5 Discounted Cash Flow	Income	1	14.3%	33,927
6 Capitalization of Gross Revenues	Market	1	14.3%	33,600
7 Goodwill/Seller's Discretionary Cash	Market	1	14.3%	29,939
8 Goodwill/Revenue	Market	1	14.3%	32,506

Weighted Average Value of Operations [Note 1]		7	100.0%	34,118
Marketable, Controlling Interest Basis
Adjustment for Lack of Marketability [Note 2]			-13.2%	(4,516)

Value Adjusted for Marketability	10,604,787 shares		($000)	29,602
Non-Marketable, Controlling Interest Basis
Percentage of Ownership Valued				100.0%

Net Value of Ownership Interest	10,604,787 shares		($000)	29,602
Non-marketable, controlling interest basis

[DRAFT]

[DRAFT]

NOTES TO THE SUMMARY OF VALUATION METHODS

1
Each of the above methods represents a different perspective on the value of this business. The weightings which have been assigned reflect our opinion of the relative importance an informed investor would be likely to give to each approach.

2
The adjustment for lack of marketability transforms the value from a marketable basis (convertible to cash in a few days) to a non-marketable basis (may be convertible to cash in months or years).

    In this case, some of the multipliers used reflect prices for companies which are public, and therefore freely marketable. Those companies have gone through the IPO process, and are generally at a considerably more advanced stage of development than this Company. Therefore, we have adjusted the indicated value downward to reflect the Company's relative lack of marketability. Additional discussion is provided in a subsequent section.

3
Because the Company's adjusted Net Worth is well above industry norms derived from RMA data, there is additional value on the balance sheet that is not recognized by the earnings, cash flow and revenue methods. Accordingly, an adjustment must be made to reflect this increment of value. The goodwill methods already incorporate the effect of the Net Worth surplus because of how they are calculated, in which case no additional adjustment was made.

	Nov-2000	Nov-2001	Nov-2002	Nov-2003
Revenue, full year	52,310	49,218	54,998	56,576
Industry NW/Revenue	19.7%	19.7%	19.7%	19.7%

Normal NW	10,280	9,672	10,808	11,118
Actual NW	28,085	26,263	24,383	25,845

Additional Equity Required
Equity above Normal	17,805	16,591	13,575	14,727

[DRAFT]

CAPITALIZATION OF WEIGHTED EARNINGS

        Capitalization of earning capacity is widely considered the most important factor in the valuation of closely held companies. The basic theory is that the ultimate value of a firm and its assets is the earnings that the firm generates. The capitalization rate represents the rate of return required to compensate for the risk inherent in the business.

		($000)
a.	Average Adjusted Earnings [Section 5]	4,621
	Adjusted earnings basis is control EBITDA, earnings before interest and depreciation and taxes.
b.	Capitalization rate [Section 9] Combined Market Data	20.5%

c.	Gross valuation (a/b)	22,541
d.	Adjustments
	Adjust for Surplus Net Worth	14,727

e.	Net valuation (Freely-marketable, controlling interest basis)	37,268

[DRAFT]

CAPITALIZATION OF DIVIDEND CAPACITY

        Even though most closely held companies don't pay dividends, this method is frequently used. The dividend capacity of the firm is calculated by first setting aside a provision for reinvestment, and assuming that any remaining earnings would be available for distribution.

        The following formula adjusts the capitalization rate for earnings before tax (CR) to a cap rate for dividends, using the industry reserve for investment rate (RI%), and the tax rate:

Cap Rate for Dividend Capacity	=	(1 - RI% - Tax Rate) × CR (1 - 2.4% - 40.3%)	=	11.7%
		($000)
a. Weighted Average Revenue [Section 5]		55,509
b. Industry Normal Net Worth / Sales ratio		19.7%

c. Normal Net Worth (a × b)		10,935
d. Reinvestment Rate (= Company 10 year average projected sales growth rate)		2.4%

e. Reserve for Reinvestment		(262)
f. Reserve for Taxes 40.3% of Average Adjusted Earnings		(1,864)
g. Average Adjusted Earnings [Section 5]		4,621

h. Dividend capacity		2,495
i. Dividend capacity capitalization rate		11.7%

j. Gross valuation (h/i)		21,251
i. Adjustments
Adjust for Surplus Net Worth		14,727

j. Net valuation	(Freely-marketable, controlling interest basis)	35,978

[DRAFT]

DISCOUNTED FUTURE EARNINGS

        This method is used when the future earnings are expected to be significantly different than the historical earnings. Earnings at the end of the tenth year are capitalized using the rates developed in Section 9. The result is then discounted along with the ten years projected earnings using a discount rate which provides for normal inflationary growth.

DISCOUNT RATE

Capitalization rate [Section 9]	20.5%
Discount rate	24.2%

Company 10 year average revenue growth rate	2.4%

PROJECTIONS                ($000)

Following are the projected earnings for the company:                Months to end of 1st period: 7

Year Ending	Revenue Growth	Projected Revenue	Margin	Projected Earnings	Present Value Factor	Present Value
Nov-2004	1.9%	57,628	6.7%	3,882	0.881	3,420
Nov-2005	2.0%	58,775	7.8%	4,566	0.710	3,242
Nov-2006	2.1%	60,015	7.4%	4,461	0.571	2,547
Nov-2007	2.2%	61,360	7.0%	4,324	0.460	1,989
Nov-2008	2.4%	62,802	7.1%	4,472	0.370	1,655
Nov-2009	2.7%	64,498	7.1%	4,579	0.298	1,365
Nov-2010	2.7%	66,239	7.1%	4,703	0.240	1,129
Nov-2011	2.7%	68,028	7.1%	4,830	0.193	932
Nov-2012	2.7%	69,864	7.1%	4,960	0.156	774
Nov-2013	2.7%	71,751	7.1%	5,094	0.125	637
Terminal Value =last period earnings × (1+growth) / cap rate				25,521	0.125	3,190

CALCULATION OF VALUE

a.	Discount rate	Combined Market Data	24.2%
b.	Present value of future earnings		20,879
	Adjusted earnings basis is control EBITDA, earnings before interest and depreciation and taxes.
c.	Adjustments
	Adjust for Surplus Net Worth		14,727

d.	Net valuation	(Freely-marketable, controlling interest basis)	35,606

[DRAFT]

DISCOUNTED FUTURE CASH FLOW

        This method is often used when the future cash flows are expected to be significantly different than the historical cash flows. Cash flows at the end of the tenth year are capitalized using the rates developed in Section 9. The result is then discounted along with the ten years projected cash flows using a discount rate which provides for normal inflationary growth.

DISCOUNT RATE

Earnings capitalization rate Combined Market Data	20.5%
times ratio of cash flow to earnings in 5th year	0.67

Cash flow capitalization rates Combined Market Data	13.7%
Company long term growth rate (= industry LT rate)	2.7%
Projection risk	1.0%
Discount rate	17.4%

Company 10 year average projected growth rate	2.4%

PROJECTIONS                ($000)

Following are the projected cash flows for the company:                Months to end of 1st period: 7

Year Ending	Revenue Growth	Projected Revenue	Margin	Projected Cash Earnings	Present Value Factor	Present Value
Nov-2004	1.9%	57,628	5.1%	2,938	0.852	2,503
Nov-2005	2.0%	58,775	5.4%	3,199	0.726	2,323
Nov-2006	2.1%	60,015	5.1%	3,055	0.619	1,891
Nov-2007	2.2%	61,360	4.7%	2,873	0.527	1,514
Nov-2008	2.4%	62,802	4.7%	2,978	0.449	1,337
Nov-2009	2.7%	64,498	4.7%	3,031	0.383	1,161
Nov-2010	2.7%	66,239	4.7%	3,113	0.326	1,015
Nov-2011	2.7%	68,028	4.7%	3,197	0.278	889
Nov-2012	2.7%	69,864	4.7%	3,284	0.237	778
Nov-2013	2.7%	71,751	4.7%	3,372	0.202	681
Terminal Value =last period CF × (1+growth) / cap rate				25,280	0.202	5,107

CALCULATION OF VALUE

a.	Discount rate	Combined Market Data	17.4%
b.	Present value of future cash flow		19,200
	(Based on after-tax cash flow)
c.	Adjustments
	Adjust for Surplus Net Worth		14,727

d.	Net valuation	(Freely-marketable, controlling interest basis)	33,927

[DRAFT]

CAPITALIZATION OF GROSS REVENUES

        This method provides a way to value the revenue generated by the business, without reference to its earnings. The multiplier is usually developed by reference to known market transactions or to public stock price to sales multiples, with some adjustment for the specific circumstances of the Company and its earning power.

		($000)
a.	Average Adjusted Earnings [Section 5]	55,509
b.	Revenue multiplier [Section 9] Combined Market Data	0.340

c.	Gross valuation (a/b)	18,873
d.	Adjustments
	Adjust for Surplus Net Worth	14,727

e.	Net valuation (Freely-marketable, controlling interest basis)	33,600

[DRAFT]

GOODWILL/SELLERS DISCRETIONARY CASH

        This method relies on data from sales of closely held companies as reported by business brokers. The multiplier is applied to the total cash to the seller, including compensation. Tangible Net Worth is added to the result to arrive at the value of Equity, including Goodwill.

			($000)
a.	Weighted Average Sellers Discretionary Cash		4,933
b.	Goodwill/Sellers Discretionary Cash multiplier [Section 9] Combined Market Data		0.830

c.	Value of Goodwill (a*b)	(Marketable, controlling interest basis)	4,094
d.	Current Adjusted Net Worth [Section 6]		25,845

f.	Net valuation	(Marketable, controlling interest basis)	29,939

[DRAFT]

        GOODWILL/REVENUE

        This method provides a way to value the revenue generated by the business, without reference to its earnings. The multiplier is usually developed by reference to known market transactions or to public stock price to sales multiples, with some adjustment for the specific circumstances of the Company and its earning power. This method gives the value of Goodwill, to which the value of the Tangible Net Worth must be added, to arrive at the value of Equity.

			($000)
a.	Average gross revenues [Section 5]		55,509
b.	Goodwill/Revenue multiplier [Section 9] Combined Market Data		0.120

c.	Value of Goodwill (a*b)	(Marketable, controlling interest basis)	6,661
d.	Current Adjusted Net Worth [Section 6]		25,845
e.	Adjustments

f.	Net valuation	(Marketable, controlling interest basis)	32,506

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11.   ADJUSTMENTS TO VALUE

ADJUSTMENT FOR LACK OF MARKETABILITY

        Marketability considers the liquidity of the interest, that is, how quickly and certainly it can be converted to cash at the owner's discretion. The market pays a premium for liquidity or, conversely, exacts a discount for lack of it.

        There are almost always differences in the marketability of public company stocks and interests in closely held companies. When public stocks have provided the market basis for valuing a closely held company, a discount for lack of marketability is usually necessary due to the difference in liquidity between actively traded public securities and closely held stock. Further, there may be reason to discount a value derived from analysis of market transactions involving sales of closely held companies, even though the transaction usually represents the sale of a closely held interest.

        To complicate things, discounts for lack of marketability for controlling interests are different than discounts for lack of marketability for minority interests. Unlike in minority interest transactions, there is no empirical transaction database from which to draw guidance for quantifying discounts for lack of marketability for controlling interests.

Marketability of Controlling Interests

        The rationale for a lack of marketability discount for a controlling interest of a closely held company is that the owner of a closely held business who wishes to liquidate a controlling interest generally faces several issues:

  1
  Uncertain time horizon to complete the offering or sale, usually many months or even several years

  2
  Costs to prepare for and execute the offering or sale.

  3
  Risk concerning the eventual sale price.

  4
  Noncash and deferred transaction proceeds, eg, stock swaps, seller financing, contingent payments.

  5
  Inability to hypothecate (i.e., the inability to borrow against the estimated value of the stock).

        The most logical base from which to take the discount is the anticipated buyout price (i.e., the price the owner expects to receive prior to all transaction costs). n order to complete a sale and receive the proceeds, the Company and owner generally will have to complete several tasks:

  1
  Create accounting records satisfactory to buyers.

  2
  Incur legal expenses to document Company attributes, often including representations and warranties regarding the state of various aspects of the Company (e.g., contingent liabilities).

  3
  Utilize substantial management time to facilitate the above and cure negative factors that would be undesirable to the typical buyer (e.g., take nonperforming relatives off the payroll).

    [DRAFT]

  4
  Find a buyer or buyers (easier for some kinds of companies than for others).

  5
  Engage in negotiations with one or more buyers over an extended time.

        The value must reflect both the potential risks, and the accomplishment of the above listed tasks.

        The Company is being valued as of a certain date. Generally, the Company's stockholders have not completed any of the above items as of the valuation date. Were the Company's management to have offered the Company for sale at the valuation date it would still have to complete the above tasks and it would be exposed to the stated risks during the sale process. The costs of accomplishing these tasks and the transaction costs of sale, must be reflected in the discount for lack of marketability when comparing value at the valuation date to any expected future proceeds.

        Accomplishing these necessary steps takes time. Therefore, eventual expected proceeds need to be discounted to allow for the time value of money. Also, there is no guarantee that the time value of money will be offset by the expected positive cash flows during the holding period. Accordingly, the owner would be expected to accept a discount from the eventual selling price, if the business could be sold for cash within a few days, rather than the probable months or years required for the typical selling cycle.

        Furthermore, all the bases of value for the controlling interest are estimates. Risk-averse investors could not reasonably be expected to pay 100% of the estimated future proceeds, so the expected proceeds need to be discounted to reflect the uncertainty of the amount and timing of proceeds to be realized.

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Quantifying the Discount

        A study of these discounts taking into consideration the expected time to liquidity suggests that, in general, investors apply an average annual discount rate of about 20% for each year until liquidity. The discount rate will, of course, be different for companies with different levels of risk. In order to estimate the adjustment required for lack of marketability in this case, taking into consideration the level of risk involved, we have estimated the time to liquidity for the investor, the expected value at the time of liquidity, and the present value based on a risk adjusted discount rate.

        The Company's stock will almost certainly never be freely traded. Nevertheless, because of the characteristics of the Company and the potential market for the Company's business, it is likely that the time required for a shareholder to reach liquidity could be less than for the stocks in the public market studies. The following analysis attempts to quantify the points discussed above:

a.	The expected length of time before liquidity could be realized.	1.00 years
b.	Value of the Company as if freely marketable	34,118
c.	The expected annual growth in the value of the Company's stock up to time of expected liquidation (based on projected revenue compound growth for 1.0 years)	1.9%
d.	Expected value of the Company in 1.0 years.	34,752
e.	The discount rate which would be applied to bring the expected value at a liquidity event back to the present value. In this case, we have used the after-tax cash flow discount rate, in the expectation that an investor would use this rate to value expected future cash distributions from the sale of the business or the sale of stock. Note that this discount rate reflects the risk inherent in this business.	17.4%
f.	Value today if the stock can not be sold for 1.0 years.	29,602

g.	Reduction in value due to lack of marketability today (b - f)	4,516
h.	Adjustment as a percentage of freely marketable value	13.2%

        The stock of the subject of this valuation would likely be more marketable than the stock of the companies included in the restricted stock studies. Considering the circumstances of the Company, we have chosen to apply a discount of 13.2% for lack of marketability.

[DRAFT]

12.   CASH FLOW COVERAGE

        The following calculations confirm whether a sale of the business at the net value can be justified by the cash flow of the business, assuming that the business was sold on realistic terms. This analysis considers whether the value is realistic from the point of view of a willing buyer.

		($000)
Value of Operations before Marketability Adjustment		$34,118
Adjustment for Marketability	-13.2%	(4,516)

Value of Operations, net of existing debt, 100% ownership interest		$29,602

Down Payment on Purchase	30.0%	8,881
Balance to Pay, above existing debt		$20,721

Interest Rate on new Debt		7.0%
Years to Pay		10
Annual Debt Service on Balance to Pay (Interest and Principal, one annual payment)		$2,950

AMORTIZATION OF PURCHASE DEBT

($000)	Nov-2004	Nov-2005	Nov-2006	Nov-2007	Nov-2008
Beginning Balance	20,721	19,221	17,617	15,900	14,062
Interest	1,450	1,346	1,233	1,113	984
Principal	1,500	1,605	1,717	1,837	1,966

Ending Balance	19,221	17,617	15,900	14,062	12,097

CASH ON CASH RETURN ON DOWN PAYMENT

Projected Cash Flow after Tax	2,938		3,199	3,055	2,873	2,978
Tax Benefit, Purchase Interest	566		525	481	434	384
Purchase Payments	(2,950)		(2,950)	(2,950)	(2,950)	(2,950)

Cash Flow after Purchase	554		774	586	357	412

Cash Return on Down Payment	6.2	%^	8.7%	6.6%	4.0%	4.6%

Debt/Equity including purchase debt	1.0		0.9	0.7	0.6	0.5

Loan/Cash Flow	7.1		6.0	5.8	5.5	4.7

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13.   CERTIFICATION

        We certify that, to the best of our knowledge and belief:

  •
  the statements of fact contained in this report are true and correct.

  •
  the reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, impartial, unbiased professional analyses, opinions, and conclusions.

  •
  we have no present or prospective interest in or bias with respect to the property that is the subject of this report, and we have no personal interest or bias with respect to the parties involved.

  •
  our compensation is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

  •
  our analyses, opinions, and conclusions were developed, and this report has been prepared in conformity with the Uniform Standards of Professional Appraisal Practice of The Appraisal Foundation. We have also attempted to comply with the standards of the American Society of Appraisers, the National Assocation of Certified Valuation Analysts, the Institute of Business Appraisers, and the American Institute of Certified Public Accountants.

  •
  No one provided significant professional assistance to the person signing this report, except as may be noted below or elsewhere in this report.

        This report was prepared under the direction of Hans Schroeder.

Business Equity Appraisal Reports, Inc. May 7, 2004

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14.   SOURCES OF INFORMATION

        In the course of this study, the following documents and materials were considered:

    Company financial statements for February 28, 2004

    Site visit conducted by Hans Schroeder of Business Equity Appraisal Reports, Inc.

    10-K for November 30, 2003

    14A Proxy Statement, July 3, 2003

    Stockholder list

    Board of Directors Minutes 1999 through February 2004

    Owner's statements

    S & P Compustat database, with financial information and market pricing data for over 10,000 public companies.

    Statement Studies, Risk Management Associates—summary statistics on more than 600 industries, based on approximately 80,000 financial statements submitted by commercial banks.

    Ibbotson Stock, Bonds, Bills and Inflation

    Mergerstat summary of control premiums in public acquisitions

    Economic Research Institute salary and compensation database

    Federal Reserve Bank, Monthly Summary of Economic Activity

    Done Deals Database from The M&A Group, describing sales of closely held companies with sales prices typically in the range of $1 million to $100 million.

    Pratts Stats Database, describing sales of closely held companies of all sizes.

    Mergerstat database of public acquisitions

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15.   REVENUE RULING 59-60

        This valuation was conducted under guidelines established by the Treasury Department and the Internal Revenue Service in its determination of fair market values of closely held business enterprises for income tax, estate tax, gift tax, and other related purposes. The Internal Revenue Code, Section 2031(b), specifies that the value of stocks and securities of corporations not listed on an exchange or freely traded "…shall be determined by taking into consideration, in addition to all other factors, the value of stock or securities of corporations engaged in the same or similar line of business which are listed on an exchange."

        The basic rules for tax-related valuations were laid down in Revenue Ruling 59-60 issued by the Internal Revenue Service in March 1959. In Revenue Ruling 65-193 the Treasury Department extended the use of Revenue Ruling 59-60 to include the determination of fair market value of closely held businesses for income and other tax purposes. These rulings have been widely adopted as the primary authority for determination of fair market value of a business enterprise in virtually all valuation situations.

        The rulings define "fair market value" as follows:

    "…the price at which the property would change hands between a willing buyer and a willing seller when the former is not under any compulsion to buy and the latter is not under any compulsion to sell, both parties having reasonable knowledge of relevant facts."

        Court decisions frequently state, in addition, that the hypothetical buyer and seller are assumed to be able and willing to trade and be well informed about the property and concerning the market for such property.

        This definition is widely accepted and used in courts of law and in tax literature and is the most widely used approach in valuing closely held securities. It is the basic definition upon which we rely in determining the fair market value of a Company's stock.

        Revenue Ruling 59-60 requires that the following factors be considered:

  1
  The history of the Company and the nature of the business.

  2
  General economic outlook and the outlook of the particular industry.

    [DRAFT]

  3
  Book value of the stock and the financial condition of the business.

  4
  Earnings capacity of the Company.

  5
  Dividend paying capacity.

  6
  Whether the enterprise has goodwill or other intangible value.

  7
  Sales of stock and the size of the block to be valued.

  8
  Market prices of stock of other comparable companies traded on exchanges.

        These eight factors are fundamental to any appraisal of closely held securities. They are not, however, all-inclusive. All other factors relevant to the subject valuation must also be considered. Specifically, an Appraiser must consider comparability of accounting methods and discounts to fair market value determinants.

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16.   ECONOMIC CONDITIONS AND OUTLOOK

        The trend of regional, national and international economies are relevant to all business valuations. The risks inherent in a particular investment must be viewed in conjunction with the present and future economic outlook. In particular, risk factors such as growth trend, growth potential, fee schedule, and collections, among others, are all tied to the present and future economic outlook.

U.S. Economic Conditions and Outlook as of February 24, 2004

        Prepared at the Federal Reserve Bank of Chicago based on information collected before February 24, 2003. This document summarizes comments received from businesses and other contacts outside the Federal Reserve System and is not a commentary on the views of Federal Reserve officials.

        Reports from the twelve Federal Reserve Districts generally suggested that growth in economic activity remained subdued in January and February. Only a few Districts reported any notable changes from the last Beige Book. In particular, Richmond indicated that economic activity "grew modestly" and Kansas City noted "some signs of strengthening;" by contrast, New York said that the regional economy had "generally weakened." Many reports indicated that geopolitical and economic uncertainties were constraining consumer and business spending and tempering near-term expectations. Consumer spending remained weak, on balance, with a few Districts noting a little improvement and others indicating a slight deterioration. Business spending was very soft, with little change in capital spending or hiring plans. Nearly all Districts indicated that real estate and construction activities were mixed, with strength on the residential side and weakness on the nonresidential side. Most Districts still described manufacturing activity as weak or lackluster, although half of the reports noted at least some degree of improvement. Refinancing activity continued to drive growth in household loans, while business loan demand remained weak. Contacts in most Districts expressed concern over rising energy and insurance costs, but noted that businesses had difficulty passing along much, if any, of the cost increases to their customers. The agricultural sector continued to be affected by poor weather in many Districts. Mining and energy extraction activity picked up, but energy production was limited by supply problems and some shortages of skilled labor.

Consumer Spending and Tourism

        Overall consumer spending remained weak during January and February. Retail sales were generally flat throughout much of the country in January. Boston, Chicago, and Kansas City reported some signs of improvement during February, but severe winter weather over the Presidents Day weekend hampered shopping in the New York, Philadelphia, and Richmond Districts. Apparel sales were mostly weak, although discounting helped move merchandise in some areas. Reports on home furnishings were mixed. Valentine's Day merchandise sold well in a few Districts, and terrorism fears boosted the sales of duct tape, plastic, and other hardware goods in some regions. Retail inventories were generally low and in line with both current sales and merchants' conservative near-term expectations. New light-vehicle sales were down from year-end 2002 levels; new vehicle inventories were high for some product lines, and incentives remained elevated. Tourism and travel reports were mostly favorable. Richmond said that tourist activity strengthened. Atlanta reported a gradual improvement in overall tourism and continued strength in cruise activity through Florida ports. Kansas City noted that traffic to Rocky Mountain ski resorts remained solid. San Francisco reported that domestic and international travel to Hawaii improved, but was below expectations.

[DRAFT]

Business Spending

        Business spending remained very soft, as geopolitical concerns and uncertainty over the strength of demand continued to constrain spending and hiring plans. Capital expenditures remained sluggish, with most Districts noting little change in recent months. Cleveland and Atlanta noted particular weakness in manufacturers' current capital outlays. Boston and Chicago reported that information technology spending was weak, with Boston noting further softening, particularly for telecom-related software and services. By contrast, Dallas indicated a slight improvement in information technology sales, with one contact noting an increase in orders for replacement hardware such as routers, computers, and monitors. While businesses in much of the country remained cautious about their plans for capital spending in coming months, a survey of Philadelphia District manufacturers indicated that about 25 percent of respondents planned to increase outlays while only 10 percent planned decreases. Reports of demand for legal and accounting services were mixed, while three Districts indicated some softening in advertising.

        Most Districts reported that businesses were still very cautious about hiring permanent workers, though Cleveland and Atlanta noted a pickup in the use of overtime and part-time employees. Nearly half of the District reports suggested that manufacturing industries were reducing their payrolls, and two said that retailers were downsizing as well. State fiscal woes were cited as contributing to layoffs in the Minneapolis and Kansas City regions. Staffing services firms generally continued to report soft demand. A large employment agency in New York noted that hiring for midlevel office jobs had been on the rise late in 2002, but had since dropped off. However, Dallas reported improved demand for temporary workers in administrative, light industrial, and professional and technical positions, and Richmond saw scattered increases in manufacturing.

Construction and Real Estate

        Nearly all Districts indicated that real estate and construction activities remained mixed, with strength on the residential side and weakness on the nonresidential side. New and existing home sales remained strong in nearly all Districts, with only Dallas reporting that activity was soft. Housing demand generally appeared to be strongest for low- and moderate-priced units. Demand for higher-priced homes remained softer, although Richmond and Chicago noted slight improvement in some areas. None of the Districts reported a general improvement in commercial real estate markets, and three suggested slight deterioration. Most regions said that net new demand for office space remained very weak. Vacancy rates continued to rise somewhat and downward pressure on rents persisted. Philadelphia and Richmond indicated that office-leasing activity picked up as existing tenants renegotiated with landlords for lower rents and/or concessions. Boston also reported an increase in leasing activity, largely due to consolidations. Cleveland noted that state and local fiscal difficulties were having an impact on public construction projects, and St. Louis reported that several announced hospital, church, and college projects have been delayed due to economic uncertainty. Most reports suggested that there were few, if any, expectations of a near-term improvement in commercial real estate and building activities. Cleveland, however, noted an increase in demand for architects' services, which contacts suggested could be a precursor to increased commercial building activity.

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Manufacturing

        Manufacturing activity generally remained weak nationwide, but half of the reports noted at least some degree of improvement. Richmond indicated that "activity strengthened" as "shipments and new orders rose sharply," and Kansas City said that "activity improved slightly." Only St. Louis suggested a slight deterioration, with increasing reports of weak sales. Light-vehicle production nationwide was flat-to-down from a year earlier, and adverse weather in mid-February led to some plant shutdowns in the Cleveland District. Reports from vehicle parts suppliers were mixed. Firms in the St. Louis District reported diminishing orders for automobile parts, but Atlanta suggested that businesses supplying parts to the new vehicle assembly plants in the region were outperforming other manufacturers. Demand for some high-tech goods was said to be improving. Conditions in the semiconductor industry appeared to improve in the Boston and San Francisco Districts. Dallas added that there was an increase in the demand for some high-tech consumer goods. Apparel makers in two Districts reported better conditions. Manufacturers' inventories of finished goods and raw materials were generally lean, as contacts across the country expressed high uncertainty about the near-term outlook.

Banking and Finance

        Lending activity was mixed by market segment. Most Districts indicated that growth in household lending continued to be driven by very strong residential mortgage demand. Refinancing was again spurred by lower fixed-rate mortgage interest rates; one contact in the Richmond region indicated that every 1/8 percentage point to 1/4 percentage point drop in mortgage rates brings in new people. Demand for other types of consumer loans was generally flat-to-down. A few Districts noted slight increases in delinquencies and defaults on some household loans, while one reported slight improvements in loan quality. Standards for household loans were largely unchanged. However, bankers in the Dallas region said that the quality of loan applicants was lower, and Philadelphia suggested that marginal borrowers were finding it more difficult to service their debts.

        Business lending activity remained weak in most of the nation, as many bankers suggested that decisionmakers were reluctant to borrow in the face of continued uncertainty surrounding geopolitical and economic conditions. Atlanta reported that the bulk of commercial lending activity was driven by businesses refinancing existing loans. However, bankers in the Philadelphia, Richmond, and Chicago Districts saw slight increases in some commercial lending segments. Bankers in one-third of the Districts reportedly tightened standards on some business loans. There were few indications that overall quality on commercial loans had changed in recent weeks, although bankers in the Philadelphia District noted "some slippage in credit quality," while Chicago bankers suggested modest improvement.

Prices and Employment Costs

        A combination of geopolitical uncertainties, very harsh winter weather in the eastern half of the country, and lean inventories led to significantly higher energy costs in January and February. These cost increases were having wide-ranging economic impacts throughout the country—higher raw materials costs for manufacturers, increases in transportation and shipping costs, fuel surcharges, and even job cuts in manufacturing in the Atlanta region. Dallas reported that "gasoline prices at the pump reached the highest February level on record," while one Chicago contact suggested that small freight haulers may be driven into bankruptcy by very high diesel fuel prices.

[DRAFT]

        Upward wage pressures remained generally subdued in nearly all Districts, but some nonwage costs continued to rise, particularly for health and other insurance. Minneapolis reported that two large unions had agreed to pay a portion of their health insurance premiums in order to get 3.75 percent pay raises in each of the next two years.

        Few firms said they were able to pass along much, if any, of these cost increases to their customers. Competition from both domestic and foreign producers helped keep final goods prices in check. Most Districts suggested that price pressures at the retail level remained largely subdued, with many merchants still resorting to heavy discounts to move merchandise.

Agriculture and Natural Resources

        Agricultural activity remained mixed across Districts. San Francisco reported that the decline in the value of the dollar gave a boost to agricultural exports. Farmland values in the Chicago District posted the largest year-over-year gain since 1997. Higher prices for many agricultural commodities boosted planting, notably for winter wheat in part of the Minneapolis District. Cotton yields hit a record in Texas, and cotton plantings in the mid-South are expected to be higher this year. Increased livestock prices have eased profitability concerns, though reduced herds due to drought could lead to a smaller calf crop this year.

        The drought reportedly affected agriculture in nearly half the Districts, increasing the need for timely precipitation in the spring. On the other hand, Atlanta and Dallas reported favorable moisture levels. Cold weather had a negative impact on agricultural activity, stressing livestock in several regions, slowing field work in the Richmond District, and causing moderate frost damage in portions of the Atlanta District. Low prices continued to affect the dairy industry, even the most efficient producers. Financial stress has increased in the Chicago District, but few significant farm loan portfolio problems were reported by bankers elsewhere.

        Due to higher prices, activity in the energy sector increased, though not evenly. Kansas City and San Francisco reported strong oil and natural gas activity. However, Dallas noted only a mild increase and Minneapolis said energy activity was mixed. Current and potential disruptions to crude oil supplies continued to hamper refining, especially in the Dallas District. Dallas also reported that activity was held down by industry perceptions that the oil price increase was temporary and by a shortage of trained workers. Higher metal prices helped spur mining activity in the Minneapolis District.

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17.   QUALIFICATIONS

        BEAR is a national business valuation and financial consulting firm associated with over 500 CPA firms and other business valuation professionals, as well as with numerous business brokers and M&A intermediaries. BEAR has been active in valuation of closely held businesses nationwide since 1987. BEAR both performs valuations for business owners, and provides data and computer support to other valuation professionals. Services to valuation professionals include retrieval and analysis of public company, industry, and stock market information; and computer processing to assist in the preparation of valuation reports. BEAR maintains a large library of valuation related databases and references and has participated in roughly 6,000 valuation assignments in more than 400 industries.

        In addition to valuations of common equity, BEAR has participated in valuations of stock options, preferred stock, corporate notes, and limited partnership interests, and has also prepared a number of fairness opinions for SEC reporting purposes. BEAR has a special interest in the valuation of technology and intellectual property, and has prepared hundreds of valuations of early-stage high-technology ventures. In addition, BEAR has performed nearly 400 valuations for SBA lenders in connection with sales and purchases of businesses nationwide.

        Perhaps half of BEAR's valuations are for estate or gift purposes, approximately 10% are for ESOPs, and the balance are primarily related to the purchase or sale of fractional interests or an entire business. Many of the purchase valuations are directly for SBA lenders.

Hans P. Schroeder

        Hans is a cofounder and President of BEAR. He has personally performed valuations of over five hundred businesses, and through BEAR, has provided analysis and consulting support for CPAs and other professionals in over 3,000 valuations. He has performed valuations in a wide range of businesses involved in construction, manufacturing, wholesale, retail, financial services, transportation, and other services.

        He has considerable experience in valuing technology and intellectual property, and the operations of high-tech businesses, and has been involved in many valuations of Silicon Valley companies for mergers, acquisitions, estates and gifts, ESOPs, restructuring and bankruptcies. Particular high-tech industries include computer software, technical staffing, electronics distribution, and manufacturing of semiconductors, semiconductor equipment, modems, disk drives, terminals, input devices, circuit boards, and so on.

        Issues in which he has consulted include: choices of appropriate valuation methods, determination of normal officer's compensation, selection of capitalization and discount rates, preparation of financial projections, selection of guideline public companies, selection of minority and marketability discounts, and many others. He is qualified as an expert witness in Superior Court in California.

        He has recently completed the eighteenth in a series of studies of discounts applied to Family Limited Partnership interests, which indicated that discounts may run as low as 20% to as high as 70-80% in some cases. A paper describing the first study and the results was published in Trusts and Estates in

[DRAFT]

February, 1996. As part of the study, he prepared a database of trading information concerning syndicated limited partnerships which was the basis for the paper, and which is now being used by numerous appraisal firms nationwide, and the IRS.

        He has taught courses in business valuation, financial analysis, and computer spreadsheet applications for the U.C. Berkeley Extension and the California Society of CPAs and has led valuation seminars for numerous organizations, including the Internal Revenue Service. He has spoken on numerous occasions to sections of the American Society of Appraisers, local and state CPA groups, and local and national Business Brokerage groups.

        Prior to forming BEAR, Hans was the founder and Chief Technical Officer of Financial Proformas, Inc. With FPI, he developed software for commercial credit analysis which was sold to banks worldwide, twice putting FPI into Inc Magazine's list of 100 fastest growing US companies. Hans was responsible for software development, installation, training and support. FPI was eventually acquired by Moodys Data Services, a division of Dun & Bradstreet.

        He has an SB from MIT and an SM in Quantitative Methods from the Sloan School of Industrial Management at MIT.

Publications:

        "Microcomputer Consulting: Spreadsheet Applications", text, California Society of CPAs, 1987.

        "Too many CPAs are overpaying estate taxes", Accounting Today, 5/22/95.

        "The Market Pricing of Syndicated LPs and the Valuation of FLPs", by Steve Kam, Hans Schroeder, and Curt Smith, Trusts & Estates, Feb 1996.

        "Graphical Analysis of Market Data", Business Valuation Review, 3/2003

Recent talks and speeches:

        "A Technical Overview of the Limited Partnership Studies", International Conference of the American Society of Appraisers, Houston, 6/97

        "Limited Partnership Discounts and Databases", San Francisco Business Valuation Roundtable, San Francisco, 6/98

        "Approaches to Business Valuation", Coldwell Banker Broker Education 9/99

        "Valuation of High Tech Companies", Entrepreneur—Chinese American Business Roundtable, Fremont, 1/2000

        "Approaches to Business Valuation", California Association of Business Brokers, 9/2001

        "How to Value Your Start-up", Silicon Valley Information Business Alliance, 8/2002

[DRAFT]

18.   CLOSELY HELD COMPANY SALES

Done Deals

        In this analysis, we have drawn upon data describing actual sales of closely held businesses, as reported in the Done Deals database of business sale statistics, published by the M & A Network. The information in the database has been collected from business brokers over a period of several years. It reports certain basic financial data for each business sold, along with the sales price and the terms of sale.

        For our purposes, the key factors in the data are:

  •
  Sales Revenue

  •
  Net Income after Tax

  •
  Shareholder's Equity

  •
  Sales Price—the total amount paid for the business

        From this information, we have then calculated several factors:

  •
  Goodwill—this is the Sales Price minus Shareholder's Equity

  •
  Goodwill/Revenue—the relationship of Goodwill to Revenue

  •
  Price/Revenue—total Sales Price divided by Revenue

  •
  After Tax Net Income Cap Rate—Net Income after Tax divided by Price

  •
  After Tax Net Income/Revenue

  •
  Pre Tax Net Income Cap Rate—Net Income before Tax divided by Price Pre Tax Net Income is based on an assumed tax rate

  •
  Pre Tax Net Income/Revenue

        These factors were then compiled for each business in the database which is potentially relevant to this analysis.

        The following exhibit shows the transactions which were applied in the analysis of this business.

[DRAFT]

M & A network—Done Deals
Software Publishers / Computer and Office Equipment / Communications Equipment
All $ in 000s

									30.0% = Tax Rate						Pre Tax
	Seller's Name	Deal Date	SIC	Type of Sale	Price	Shareholders' Equity	Revenue	After Tax Net Income	Estimated Pre Tax Inc	Goodwill	SH Equity/ Revenue	Price/ Revenue	Goodwill/ Revenue	Price/ Equity	EBT Cap Rate	EBT/ Revenue	EBT/ Equity
	Avg.				42,331	16,650	46,396	3,036	4,337	25,681	34.5%	1.1	0.8	3.5	9.0%	9.4%	33.7%
	Low				6,800	2,000	4,667	237	339	4,800	7.6%	0.3	0.2	1.8	1.9%	1.1%	7.3%
	Low Qtile				12,400	3,000	12,000	328	469	8,400	17.1%	0.7	0.6	3.1	4.7%	3.5%	12.7%
	Median				15,850	5,200	29,200	1,025	1,464	11,850	29.6%	1.3	0.8	3.6	8.7%	7.8%	30.8%
	High Qtile				47,663	12,400	66,375	4,650	6,643	34,725	42.3%	1.6	1.1	4.3	13.9%	13.5%	50.2%
	Max				154,500	86,000	134,400	9,600	13,713	69,650	93.1%	1.7	1.2	4.7	15%	23.8%	72.2%

1	Schleicher & Co., International AG (Germany)	Apr-2003	3579	Asset	12,800	5,600	45,600	356	509	7,200	12.3%	0.3	0.2	2.3	4.0%	1.1%	9.1%
2	(CA)	Oct-2000	3577	Stock	153,500	86,000	92,400	8,400	12,000	67,500	93.1%	1.7	0.7	1.8	7.8%	13.0%	14.0%
3	(RI)	Apr-2000	3577	Stock	88,650	19,000	57,700	9,600	13,714	69,650	32.9%	1.5	1.2	4.7	15.5%	23.8%	72.2%
4	(CA)	Aug-99	3577	Stock	13,500	3,200	12,200	1,300	1,857	10,300	26.2%	1.1	0.8	4.2	13.8%	15.2%	58.0%
5	LeFebure Division (IA) of De La Rue Cash Systems Inc. and De La Rue Systems Americas Corporation	Oct-98	3578	Asset	34,000	10,200	134,400	3,400	4,857	23,800	7.6%	0.3	0.2	3.3	14.3%	3.6%	47.6%
6	RJS, Incorporated	Mar-96	3577	Asset	11,200	2,400	12,800	750	1,071	8,800	18.8%	0.9	0.7	4.7	9.6%	8.4%	44.6%
7	Vercom Software, Inc. (TX)	Jun-99	7372	Stock	6,800	2,000	4,667	237	339	4,800	42.9%	1.5	1.0	3.4	5.0%	7.3%	17.0%
8	Arkansas Systems Inc. (AR)	Dec-98	7372	Stock	18,200	4,800	11,400	244	349	13,400	42.1%	1.6	1.2	3.8	1.9%	3.1%	7.3%

[DRAFT]

M & A Network—Done Deals
Description of Business Activities

1	Schleicher & Co., International AG (Germany)	Manufacture and distribution of DATA SHREDDERS, HQ'd in Markdorf, Germany with subsidiaries in Austria, the Czech Republic, China, England, France, India and the USA
2	Splash Technology Holdings, Inc. (CA)	Sunnyvale, CA producer of COLOR SERVERS that transform printing engines into networked printers
3	Comtec Information Systems, Inc. (RI)	Design, marketing and manufacture of data processing, automatic identification, and printing systems, based in Warwick, RI
4	Connector Resources Unlimited, Inc. (CA)	Designs, develops, and markets COMPUTER PERIPHERAL PRODUCTS principally in North America
5	LeFebure Division (IA) of De La Rue Cash Systems Inc. and De La Rue Systems Americas Corporation	Manufacture, distribution and service of SECURITY EQUIPMENT FOR FINANCIAL INSTITUTIONS, in Cedar Rapids, IA
6	RJS, Incorporated	Mfr. of HIGH-SPEED BAR CODE PRINTERS, verifying printing systems and bar code verifiers
7	Vercom Software, Inc. (TX)	Developer of the Primac software system products, the premier suite of supply chain management and enterprise-wide SOFTWARE PRODUCTS FOR THE PRINTING INDUSTRY
8	Arkansas Systems Inc. (AR)	Produces computer software for comprehensive ELECTRONIC PAYMENT AND TRANSACTION DELIVERY SYSTEMS, in Little Rock, AR

[DRAFT]

Pratt's Stats

        We have used data from the Pratt's Stats database, which contains records of sales of businesses similar to the subject of this valuation.

  •
  For our purposes, the key factors in the data are:

  •
  Sales Revenue

  •
  Earnings before Tax (EBT)

  •
  Earnings before Interest, Tax and Depreciation (EBITDA)

  •
  Equity Sales Price

        From this data, we have calculated the following ratios:

  •
  MVIC - Market Value of Invested Capital = Equity Price + Debt

  •
  Return on sales, EBITDA/Revenue

  •
  Price/Sales

  •
  EBT Capitalization Rate

  •
  EBITDA Capitalization Rate (MVIC / EBITDA)

  •
  Goodwill/SDCF (SDCF = EBITDA plus estimated normal owner's comp)

  •
  Goodwill/Revenue

  •
  SDCF/Revenue

        These factors were then compiled for each business in the database which is potentially relevant to this analysis.

        The following exhibit shows the transactions which were applied in the analysis of this business.

[DRAFT]

PRATTS STATS
Software Publishers / Computer and Office Equipment / Communications Equipment / Ink and Toner
All $ in 000s

Row	Company Name	Transaction Dates	SIC	State	Net Sales	Noncash Charges	Operating Profit	Interest Expense	Net Income	Est Normal Comp
	Minimum				4,041	0	397	0	400	134
	Low Quartile				13,224	83	1,932	0	983	197
	Median				35,061	231	4,129	0	1,684	285
	High Quartile				91,413	6,500	9,622	10	5,911	423
	Maximum				288,510	8,924	41,444	1,770	33,569	716

1	Remedy(R) Division of Peregrine	Dec-2003	7372	0	288,510	8,924	41,444	0	33,569	716
2	Poly-Scientific Division	Sep-2003	3669	0	132,400	5,994	11,825	0	7,544	501
3	ADC Mersum Oy	Oct-2001	3669	0	77,751	8,017	8,887	1,770	1,102	397
4	Network Software Associates Inc.	Aug-97	7372	CA	39,280	0	2,891	0	2,031	298
5	Lucent Computer Telephony Gro	Dec-98	3661	0	30,842	0	5,366	0	5,366	271
6	InCirt Technology of The Cerple.	May-96	3571	0	13,579	163	1,045	0	626	199
7	Connector Resources Unlimited,	Aug-99	3577	CA	12,158	111	2,228	42	1,337	191
8	Infotech Solutions Corporation	Oct-2002	7372	0	4,041	299	397	0	400	134

[DRAFT]

PRATTS STATS
Software Publishers / Computer and Office Equipment / Communications Equipment / Ink and Toner, continued

Row	EBT	EBITDA	SDCF	Total Assets	Liabilities Assumed	Estimated Debt	Indicated Net Worth	Selling Price	Invested Capital	Estimated Goodwill	Type Sale
Minimum	400	699	833	1,792	0	0	1,037	3,500	3,500	2,463
Low Qtile	1,066	2,046	2,240	7,030	0	0	2,887	11,450	11,799	8,563
Median	2,578	4,175	4,460	13,865	0	0	8,379	26,304	26,304	15,907
High Qtile	7,000	12,618	13,041	93,344	0	116	46,083	77,075	91,825	35,235
Maximum	48,186	57,110	57,826	337,619	1,656	19,667	243,029	355,000	355,000	111,971

1	48,186	57,110	57,826	337,619	0	0	243,029	355,000	355,000	111,971	Asset
2	11,901	17,895	18,396	109,632	0	0	83,920	158,000	158,000	74,080	Asset
3	1,072	10,859	11,256	87,915	0	19,667	33,471	50,100	69,767	16,629	Stock
4	2,984	2,984	3,282	19,096	0	0	10,152	23,716	23,716	13,564	Stock
5	5,366	5,366	5,637	8,634	1,656	0	6,605	28,892	28,892	22,287	Asset
6	1,047	1,210	1,409	7,773	0	0	2,046	5,300	5,300	3,254	Asset
7	2,172	2,325	2,517	4,799	0	466	3,167	13,500	13,966	10,333	Stock
8	400	699	833	1,792	0	0	1,037	3,500	3,500	2,463	Asset

[DRAFT]

PRATTS STATS
Software Publishers / Computer and Office Equipment / Communications Equipment / Ink and Toner, continued

												Capitalization Rates
	NI/ Rev	EBT/ Rev	EBITDA/ Rev	SDCF/ Rev	Equity Price/ Rev	Equity Price/ NI	Equity Price/ EBT	Equity Price/ Net Worth	Invested Capital/ EBITDA	Goodwill/ SDCF	Goodwill/ Revenue
Row												NI	EBT	EBITDA
Minimum	1.4%	1.4%	7.6%	8.4%	0.39	5.38	5.06	1.46	4.38	1.48	0.21	2.2%	2.1%	11.3%
Low Qtile	5.0%	7.7%	12.4%	13.0%	0.63	8.67	6.01	1.79	5.29	2.22	0.32	7.6%	10.5%	14.8%
Median	7.8%	9.4%	15.6%	16.4%	0.90	10.34	7.66	2.46	6.11	3.45	0.47	9.7%	13.1%	16.4%
High Qtile	11.2%	16.9%	17.8%	20.2%	1.13	13.99	9.87	3.60	6.81	4.05	0.64	11.5%	16.7%	18.9%
Maximum	17.4%	17.9%	19.8%	20.7%	1.23	45.46	46.74	4.37	8.83	4.13	0.85	18.6%	19.7%	22.8%

1	11.6%	16.7%	19.8%	20.0%	1.23	10.58	7.37	1.46	6.22	1.94	0.39	9.5%	13.6%	16.1%
2	5.7%	9.0%	13.5%	13.9%	1.19	20.94	13.28	1.88	8.83	4.03	0.56	4.8%	7.5%	11.3%
3	1.4%	1.4%	14.0%	14.5%	0.64	45.46	46.74	1.50	6.42	1.48	0.21	2.2%	2.1%	15.6%
4	5.2%	7.6%	7.6%	8.4%	0.60	11.68	7.95	2.34	7.95	4.13	0.35	8.6%	12.6%	12.6%
5	17.4%	17.4%	17.4%	18.3%	0.94	5.38	5.38	4.37	5.38	3.95	0.72	18.6%	18.6%	18.6%
6	4.6%	7.7%	8.9%	10.4%	0.39	8.47	5.06	2.59	4.38	2.31	0.24	11.8%	19.7%	22.8%
7	11.0%	17.9%	19.1%	20.7%	1.11	10.10	6.22	4.26	6.01	4.11	0.85	9.9%	16.1%	16.7%
8	9.9%	9.9%	17.3%	20.6%	0.87	8.74	8.74	3.37	5.00	2.96	0.61	11.4%	11.4%	20.0%

[DRAFT]

PRATTS STATS
Software Publishers / Computer and Office Equipment / Communications Equipment / Ink and Toner

	Company Name	Description of Business
1	Remedy(R) Division of Peregrine Systems, Inc.	Develops, Markets and Supports Rapidly Deployable and Highly Adaptable Software Products and Solutions that Simplify Service-Intensive Business Processes.
2	Poly-Scientific Division	Manufactures Motion Control and Data Transmission Devices
3	ADC Mersum Oy	Manufactures Components for the Communications Industry in Finland
4	Network Software Associates Inc.	Software Developer
5	Lucent Computer Telephony Group (a business unit of Octel)	Manufactures Products that Connect Personal Computers and Local Area Networks with Telephone Networks
6	InCirt Technology of the Cerplex Group	Electronic Manufacturing and Assembly
7	Connector Resources Unlimited Inc.	Design, Develop, and Market Computer Peripheral Products
8	Infotech Solutions Corporation	Develops a Transaction-Based Billing and Management Information Software System

[DRAFT]

Mergerstat

        We have used data from the Mergerstat database, which contains records of sales of businesses similar to the subject of this valuation. The Mergerstat database reports sales of larger businesses, including sales of international companies.

        For our purposes, the key factors in the data are:

  •
  Sales Revenue

  •
  Earnings before Tax

  •
  Earnings before Interest, Tax and Depreciation (EBITDA)

  •
  Net Worth

  •
  Equity Sales Price

        From this data, we have calculated the following ratios:

  •
  MVIC—Market Value of Invested Capital = Equity Price + Debt

  •
  Return on sales, EBITDA/Revenue

  •
  Price/Sales

  •
  EBT Capitalization Rate

  •
  EBITDA Capitalization Rate (MVIC / EBITDA)

  •
  Goodwill/SDCF (SDCF = EBITDA plus estimated normal owner's comp)

  •
  Goodwill/Revenue

  •
  SDCF/Revenue

        These factors were then compiled for each business in the database which is potentially relevant to this analysis.

        The following exhibit shows the transactions which were applied in the analysis of this business.

[DRAFT]

MERGERSTAT TRANSACTIONS
Software Publishers / Computer and Office Equipment / Communications Equipment
All $ in 000s

Row	Company Name	Transaction Dates	SIC	Exchange	Net Sales	Est. Normal Comp	SDCF	EBITDA	Estimated EBT	Net Income
	Minimum				32,905	278	2,736	2,458	486	340
	Low Quartile				75,411	390	8,856	8,466	2,414	1,690
	Median				101,590	446	11,888	11,370	4,224	2,957
	High Quartile				232,573	636	14,733	14,132	6,589	4,612
	Maximum				597,920	1,011	81,941	80,930	6,871	4,810

1	BancTec Inc.	Jul-99	3579	New York	597,920	1,011	81,941	80,930	6,871	4,810
2	Nisca Corp	Nov-2000	3577	Tokyo	322,901	755	16,420	15,665	6,764	4,735
3	QMS Inc	Jul-99	3577	New York	142,240	518	11,888	11,370	657	460
4	Labtec Inc.	Mar-2001	7372	NASDAQ	101,590	446	13,046	12,600	4,171	2,920
5	Hello Direct Inc.	Nov-2000	3661	NASDAQ	88,560	420	10,880	10,460	6,414	4,490
6	Datron System Inc	Sep-2001	3663	NASDAQ	62,262	361	6,832	6,471	4,224	2,957
7	Checkmate Electronics Inc.	Jun-98	3577	NASDAQ	32,905	278	2,736	2,458	486	340

[DRAFT]

MERGERSTAT TRANSACTIONS
Software Publishers / Computer and Office Equipment / Communications Equipment, continued

Row	Estimated Debt	Indicated Net Worth	Invested Capital	Selling Price	Estimated Goodwill	SDCF/ Rev	EBITDA/ Rev	EBT/ Rev	NI/ Rev	Type Sale
Minimum	12,208	25,330	43,360	41,582	9,128	5.1%	4.9%	0.5%	0.3%
Low Qtile	15,208	30,940	62,140	55,015	14,861	8.3%	7.7%	1.3%	0.9%
Median	48,223	34,630	85,076	70,831	20,096	11.0%	10.4%	2.1%	1.5%
High Qtile	55,105	59,666	94,754	85,742	46,905	12.6%	12.1%	5.4%	3.8%
Maximum	377,486	139,010	516,496	360,496	221,236	13.7%	13.5%	7.2%	5.1%

1	377,486	139,010	516,496	360,246	221,236	13.7%	13.5%	1.1%	0.8%	Stock
2	16,480	68,596	85,076	84,644	16,047	5.1%	4.9%	2.1%	1.5%	Stock
3	54,289	25,330	79,619	66,929	41,599	8.4%	8.0%	0.5%	0.3%	Stock
4	48,223	50,735	98,958	70,831	20,096	12.8%	12.4%	4.1%	2.9%	Stock
5	55,920	34,630	90,550	86,840	52,210	12.3%	11.8%	7.2%	5.1%	Stock
6	12,208	32,454	44,662	41,582	9,128	11.0%	10.4%	6.8%	4.7%	Stock
7	13,935	29,425	43,360	43,100	13,675	8.3%	7.5%	1.5%	1.0%	Stock

[DRAFT]

MERGERSTAT TRANSACTIONS
Software Publishers / Computer and Office Equipment / Communication Equipment, continued

								Capitalization Rates
	Equity Price/ Rev	Equity Price/ NI	Equity Price/ EBT	Equity Price/ Net Worth	Invested Capital/ EBITDA	Goodwill/ SDCF	Goodwill/ Revenue				Mergerstat Control Premium
Row								NI	EBT	EBITDA
Maximum	0.26	14.06	9.84	1.23	5.43	0.98	0.05	0.7%	1.0%	5.7%	-11.2%
Low Qtile	0.54	18.61	13.03	1.34	6.64	1.44	0.17	1.1%	1.5%	12.1%	2.2%
Median	0.67	24.26	16.98	1.46	7.00	2.70	0.29	4.1%	5.9%	14.3%	16.3%
High Qtile	0.84	100.83	70.58	2.55	8.26	4.15	0.39	5.4%	7.7%	15.1%	40.4%
Maximum	1.31	145.50	101.85	2.64	17.64	5.00	0.59	7.1%	10.2%	18.4%	47.4%

1	0.60	74.90	52.43	2.59	6.38	2.70	0.37	1.3%	1.9%	15.7%	12.3%
2	0.26	17.88	12.51	1.23	5.43	0.98	0.05	5.6%	8.0%	18.4%	-22.2%
3	0.47	145.50	101.85	2.64	7.00	3.50	0.29	0.7%	1.0%	14.3%	16.3%
4	0.70	24.26	16.98	1.40	7.85	1.54	0.20	4.1%	5.9%	12.7%	38.6%
5	0.98	19.34	13.54	2.51	8.66	4.80	0.59	5.2%	7.4%	11.6%	47.4%
6	0.67	14.06	9.84	1.28	6.90	1.34	0.15	7.1%	10.2%	14.5%	8.1%
7	1.31	126.76	88.74	1.46	17.64	5.00	0.42	0.8%	1.1%	5.7%	-3.6%

[DRAFT]

MERGERSTAT TRANSACTIONS
Software Publishers / Computer and Office Equipment / Communication Equipment, continued

Company Name	Description of Business
1 BancTec Inc	Provides integrated transaction processing systems.
2. Nisca Corp	Manufactures parts and units for copiers, optical devices, and office equipment
3 QMS Inc	Makes controllers which consist of software implemented on printed circuit boards
4 Labtec Inc	Develops and markets high-technology, multimedia peripheral products
5 Hello Direct Inc	Develops and markets desktop telephony products and equipment interface solutions
6 Datron System Inc	Provider of products and services for satellite and radio communications markets
7 Checkmate Electronics Inc	Makes point-of-sale systems

[DRAFT]

19.   SUMMARY OF PUBLIC COMPANY DATA

TAX RATES

        All of the following analysis is in terms of pre-tax rates of return. The tax rates are used to convert Dun & Bradstreet data, when available, from after-tax to pre-tax.

Total                        =                                                 40.3% Total Income Taxes

SIC CODES:

3577	Computer Peripheral Equipment
3669	Other Chemical Products, incl Inks, Toners
7372	Software Publishers

INDUSTRY RATES

	Sources:	PUBLIC	RMA
		Pretax
	Weights:	100.0%	0.0%
	Wtd Avgs
Return on Sales (EBT) = ROS	5.1%	5.06	1.10
Return on Net Worth (EBT) = RNW	9.0%	9.05	20.20
Depreciation / Sales = D/S	3.6%	3.57	3.30
Gross Margin	39.8%	39.79	48.70
Int Bearing Debt/Net Worth = IBD/NW = DE	0.14	0.14	1.80
Interest Coverage	11.67	11.67	4.60
Comparable owner's compensation	0.9%	0.86	4.70
Sales/Working Capital = S/WC	3.08	3.08	5.10
Sales/Net Fixed Assets = S/NFA	9.57	9.57	8.30
Sales/Total Assets = S/TA	1.18	1.18	1.30
Quick Ratio	1.57	1.57	0.90
Current Ratio	2.74	2.74	1.40

MISCELLANEOUS RATES

					Source
Average Asset Life		3.0		years	1/(D/S × S/NFA)
Projected Inflation rate = INF		3.0%			Various
Projected Industry Growth Rate	-1.4%	2.7%		4.9%	Public company growth
EBT Growth Rate		2.7%			Public company growth
Long Term Economic Growth Rate	2.0%	3.0%		4.0%	Various
Prime Rate		4.0%			Federal Reserve
Long Term Interest Rate		4.0%			10-yr US Treasury
Provision for Reinvestment		2.7%		of NW	Assumed = growth rate
Average Market Cap, public comps ($000s)		$304,168			Public comps
Control Premium		28.0%			Mergerstat 2002
Number of transactions		73			Mergerstat 2002
Median Goodwill/Sales=GW%		55.4	% of sales

[DRAFT]

INDUSTRY RATES OF RETURN
Weighted Averages of Public Company,
RMA and Dun & Bradstreet data

		PAT	EBT	EBDT	EBIT	EBDIT
Earnings/Sales	Median	3.0%	5.1%	8.5%	5.7%	9.1%
	Average	3.5%	5.8%	9.0%	6.5%	9.8%
Industry Range	Lo Qtile	2.0%	3.3%	6.6%	4.6%	7.1%
	Hi Qtile	3.7%	6.1%	9.6%	6.7%	10.9%
Cash Flow/Sales	Median	2.9%		5.0%		5.6%
	Average	5.6%		6.3%		3.3%
Industry Range	Lo Qtile	1.8%		3.1%		4.4%
	Hi Qtile	3.5%		6.0%		6.6%
Earnings/Net Worth (Cap Funds)	Median	5.6%	9.0%	12.5%	9.4%	12.8%
	Average	6.7%	11.2%	17.3%	10.8%	15.8%
Industry Range	Lo Qtile	2.7%	4.6%	11.4%	4.3%	10.0%
	Hi Qtile	10.0%	16.6%	24.9%	14.6%	21.0%

MARKET VALUE MULTIPLIERS
Market Values as of 4/30/04
Source: S&P Compustat

		MktVal/ PAT	MktVal/ EBT	MktVal/ EBDT	TotCap*/ EBIT	TotCap/ EBDIT
Price/Earnings	Median	36.87	22.12	11.56	21.51	11.55
	Average	41.77	25.06	13.12	23.59	13.77
Industry P/E Range	Lo Qtile	27.16	16.29	8.96	17.08	10.27
	Hi Qtile	48.93	29.36	16.75	27.52	16.42
		MktVal/ Sales	GW/ Sales	MktVal/ NetWorth	GW/ SDCF
Price Multiplier	Median	1.12	0.55	2.00	5.86
	Average	1.14	0.58	2.23	5.71
Industry Range	Lo Qtile	0.78	0.30	1.43	2.43
	Hi Qtile	1.52	0.98	2.51	9.37

*
TotCap = Total Capitalization = Market Value + Interest Bearing Debt.

CAPITALIZATION RATES FOR TOTAL EARNINGS
PUBLIC COMPANIES
Market Values as of 4/30/04

		PAT	EBT	EBDT	EBIT	EBDIT
Cap Rate	Median	2.7%	4.5%	8.7%	4.7%	8.7%
	Average	3.0%	5.0%	8.7%	5.1%	8.2%
Industry Range	Lo Qtile	2.2%	3.6%	6.0%	3.8%	6.1%
	Hi Qtile	3.8%	6.3%	11.2%	6.1%	9.7%

[DRAFT]

CASH FLOW CAPITALIZATION RATE—PUBLIC COMPANIES
Market Values as of 4/30/04

Cash Flow Capitalization Rate                        2.5%                         4.3%                        4.3%

SELECTED FINANCIAL RATIOS

	Lo Qtile	Median	High Qtile	Average
Gross Margin	28.4%	39.8%	43.6%	36.4%
SOLVENCY/LEVERAGE
Quick Ratio (X)	1.0	1.6	2.4	2.1
Current Ratio (X)	1.5	2.7	3.2	2.9
Total Liab/Net Worth	0.5	0.6	0.8	0.7
Int Bearing Debt/Net Worth	0.0	0.1	0.4	0.3
Int Bearing Debt/Mkt Cap	0.0	0.1	0.3	0.2
Interest Coverage	3.9	11.7	47.1	65.9
ASSET EFFICIENCY
Sales to Working Capital	2.3	3.1	4.8	3.7
Sales to Net Fixed Assets	6.0	9.6	18.2	20.0
Sales to Total Assets	0.9	1.2	1.3	1.2
Net Fixed Assets/Net Worth	0.1	0.3	0.4	0.3
Days Recvble (Sales)	45.3	52.6	60.7	55.7
Days Inventory (Sales)	36.8	43.9	55.5	51.0
Days Payables (Sales)	20.6	34.7	40.1	33.9
Net Worth/Sales	0.5	0.6	0.7	0.6
GROWTH RATES
Sales 4 Year CAGR (%)	-11.5%	1.7%	7.7%	0.8%

DISCOUNT RATES

	Lo Qtile	Median	High Qtile	Average
PAT Rate	-10.2%	5.4%	12.5%	3.8%
EBT Rate	-9.3%	7.9%	15.7%	5.8%
EBDT Rate	-2.1%	10.6%	18.6%	9.5%
EBIT Rate	-8.9%	7.8%	15.6%	5.9%
EBDIT Rate	-3.0%	10.6%	17.8%	9.0%
Cash Flow Rate (EBDT)	-9.8%	7.7%	15.3%	5.5%
Cash Flow Rate (EBDIT)	-9.3%	7.7%	15.3%	5.6%
Cash Flow after Tax	-10.7%	5.2%	12.1%	3.5%
Seller's DiscCash Rate	-2.4%	11.1%	18.1%	9.6%
DebtFree Earn's Rate	-10.0%	5.4%	12.4%	3.9%
DebtFree CashFlow Rate	-10.4%	5.2%	12.1%	3.6%

[DRAFT]

PUBLIC COMPANIES USED IN THIS ANALYSIS:

Market Values as of 4/30/04 Source: S&P Compustat Company Name	Ticker Symbol	Primary SIC Code	Shrhldrs' Equity ($'000)	Net Sales ($'000)	Income bef Tax ($'000)	Market Value ($'000)
AMX CORP	AMXC	3669	23,595	82,900	4,845	120,074
CHECKPOINT SYSTEMS INC	CKP	3669	327,561	723,262	50,242	604,232
COLOR IMAGING INC	3CIMG	2890	11,220	21,058	503	8,912
CREATIVE TECHNOLOGY LTD	CREAF	3577	490,563	721,444	36,512	823,350
FARGO ELECTRONICS INC	FRGO	3577	44,240	65,491	10,552	120,432
NETGEAR INC	NTGR	3577	134,939	299,302	15,136	328,321
PRINTRONIX INC	PTNX	3577	73,707	128,294	1,855	79,937
RADISYS CORP	RSYS	3577	160,990	202,795	7,374	348,083

Descriptions of Public Companies

        AMX Corp. is a designer, developer, marketer and distributor of sophisticated systems that control a variety of otherwise incompatible electronic devices and integrated systems. The company simplifies the automation and integration of audio/video, environmental and communications technologies through the combination of a processing platform and intuitive user interfaces. Its systems provide centralized control for thousands of different electronic devices including video components, audio components, teleconferencing devices, lighting equipment, educational media, environmental control systems and security systems. The company's control systems incorporate Internet standards and protocols, enabling end users to communicate with their control systems, as well as send and receive commands, content or information from a remote location using any Internet connection, including wireless (WiFi). Applications in the commercial market for the company's integrated control systems include: control of presentation equipment and audience environment in corporate board rooms, business training centers and distance learning classrooms; automation controls for presentation audio, video and digital signage in hotels, meeting and convention facilities; security camera control, video distribution, and public address systems for stadiums and theme parks; multimedia and teleconferencing support for government and educational facilities; and decision support centers for industrial applications. In the residential market, the company's products enable individuals to create an integrated home automation system that can control audio, video and home theater systems, lighting, motorized drapes, heating and air conditioning units, closed circuit cameras, security systems and other home electronic equipment. In the U.S., the company relies on approximately 700 specialized third-party dealers of electronic and audio-visual equipment to sell, install, support and service its products. In addition to maintaining an office in the U.K., it relies on an international network of 18 exclusive distributors in 69 countries and over 1,200 dealers to serve its worldwide markets. During FY 03 (Mar.), FY 02 and FY 01, the company realized approximately 33%, 29%, and 30%, respectively, of total revenues from foreign sales.

        Color Imaging, Inc. develops, manufactures and markets products used in electronic printing. It formulates and manufactures black text and specialty toners, including color and magnetic character recognition toners for numerous laser printers, facsimile machines, and analog and digital photocopiers.

[DRAFT]

        Color Imaging's toners permit the printing of a range of user-selected colors and also the full process color printing of cyan, yellow, magenta and black. Magnetic character recognition toners enable the printing of magnetic characters that are required for the high-speed processing of checks and other financial documents. Color Imaging also supplies other consumable products used in electronic printing and photocopying, including toner cartridges, cartridge components, photoreceptors and imaging drums.

        Fargo Electronics, Inc. (FRGO) develops, manufactures and supplies desktop systems that personalize plastic identification cards by printing images and text onto the cards, laminating them and electronically encoding them with information. The company also sells the consumable supplies, such as ink ribbons, overlaminates and blank cards that are used with its systems. FRGO applies its engineering expertise and knowledge of printing and data encoding to incorporate state-of-the-art technologies into its card personalization systems. The ability to customize cards using advanced technologies, coupled with the convenience of desktop systems, has created a market focused on the on-site production of high quality, tamper-resistant, personalized identification cards that can be created quickly and economically. The company's customers use its systems to create personalized cards for a variety of applications in various industries, such as corporate security and access; student identification and access; driver's licenses, government and military identification; transportation; recreation and gaming; retail loyalty and discount cards; and membership cards and passes. As of Dec. 31, 2002, management estimates that approximately 70,000 card personalization systems have been sold in the U.S. and in over 80 countries worldwide. Two primary digital card printing technologies used to print personalized cards exist: direct-to-card printing and high definition printing technology. The company manufactures systems that use each of these technologies. The company provides desktop card personalization solutions that enable cost-effective, high speed production of personalized cards on demand. The company's systems incorporate innovative technologies that encode data and create high quality images on a variety of plastic cards for visual and electronic identification and access control. Systems integrate multiple functions in a single unit, creating complete card solutions in a single-step process. For example, a single Fargo system can use thermal dye sublimation and resin thermal transfer to print multi-colored photographs or logos and singled-colored text or bar codes in the same process and on both sides of a card. In addition, the company provides training and technical support to resellers and systems integrators to assist them in marketing and servicing its systems. The company's on-site training workshops, instructional videos and live telephone support assist resellers in helping end users make the purchasing decision that best suits their particular needs.

        Printronix, Inc. (Printronix) develops, designs, manufactures and markets medium and high speed printing solutions and the related supplies and services. Printronix's products are used in industrial settings such as manufacturing plants and distribution centers, in addition to the front office and the information technology department. The company has a global presence with manufacturing and configuration sites located, as of March 2003, in the United States, Singapore, Holland and Mexico. In addition, Printronix had 19 sales and support locations around the world as of that date. The printers function on a range of computer systems and enterprise software and are compatible with various label generation and label management software. All of the printers have extensive industrial graphics capabilities allowing them to support most popular industrial graphics languages while producing every type of printed computer output, including labels, bar codes, multi-part forms and reports. The company's core technologies include line matrix and thermal print engines, subsystem controllers and software, bar code verification and network printer management. Line matrix, thermal and laser printers developed from these technologies are unified by a common control architecture called

[DRAFT]

Printronix System Architecture (PSA). This architecture permits all three printing technologies to be application compatible by supporting common industrial graphics languages, host communication protocols, and global network management. Printronix also offers advanced network printer management solutions with its solution PrintNet Enterprise, which is a combination of hardware and software components. PrintNet Enterprise is a global printing, troubleshooting and management system that allows remote management control of the company's printers from a networked desktop. In addition, the company's On-Line Data Validation feature provides a differentiated solution in thermal printing for compliance labeling by monitoring bar code labels as they print to ensure scanability. Sales to the company's largest customer, IBM, represented 23.8% of net sales for FY 03 (Mar.), compared with 27.4% in FY 02. Sales to its second largest customer represented 9.0% of net sales for FY 03, compared with 8.6% in FY 02. Sales to its top 10 customers represented 50.9% and 53.9% of net sales for FY 03 and FY 02, respectively.

        RadiSys Corp. provides embedded systems for compute, data processing, and network-intensive applications to original equipment manufacturers (OEMs) within the service provider systems, commercial systems, and enterprise systems markets. The service provider systems market includes embedded communication systems that are used in voice, video and data systems within public network systems. Products include 2, 2.5 and 3G wireless infrastructure, wireline infrastructure, packet-based switches and unified messaging products. The commercial systems market includes the following sub-markets: medical equipment, transaction terminals, test and measurement equipment, semiconductor capital equipment and automated industrial equipment. Products include 4D ultrasound systems, blood analyzers, CT scanners, ATM terminals, point of sale terminals, high-end test equipment and electronics assembly equipment. The enterprise systems market includes embedded compute, processing and networking systems used in private enterprise IT infrastructure. Products include blade-based servers, unified messaging systems, IP-enabled PBX systems, storage systems and local area network interface input/output (I/O) cards. The company designs and delivers a broad range of products at different levels of integration including complete turnkey systems for the service provider, commercial and enterprise markets; embedded subsystems and functional platforms including AdvancedTCA, CompactPCI, PICMG 2.16 packet switching backplane, and customer-specific platforms; compute, I/O, interworking and packet processing blades; mezzanines and modules utilizing general purpose, network, and digital signal processors; and software, middleware, and microcode, including embedded operating systems, BIOS, SAF-HPI, IPMI, and various protocol stacks including signaling, management and data plan protocols. The company has specific technical expertise in the following areas: system architecture and design; software development; embedded operating systems; microprocessors (with particular expertise in Intel architecture); network processors (with particular expertise in Intel architecture); ASIC Design; and signaling protocols and implementation. Some customers include many system makers in a variety of end markets including Agilent Technologies, Applied Materials, Inc., Avaya, Inc., Beckman Coulter Inc., Comverse Network Systems, LTD., Diebold, Inc., Hewlett Packard Inc., International Business Machines Corp. (IBM), International Gaming Technology, Lucent Technologies, Inc., and Nokia Corp.

[DRAFT]

20.   ANALYSIS OF COMBINED MARKET DATA

        Market data from a single source frequently represents just a fraction of the market data which is available from other sources. Ideally, all of the available data from all sources could be combined into a coherent, unified analysis that takes all of the available data into consideration.

        Part of the difficulty of combining data from several sources is a result of the rather different types of data that each source provides. The four main market data sources which we draw upon may be characterized as follows:

Bizcomps	Generally smaller companies, primary data elements reported are market price of goodwill plus plant and equipment, sales, and sellers discretionary cash flow, also called SDCF.
Done Deals	Larger transactions in the range of $1-100 million, but reports sales, net income after tax, net worth, total sales price.
Pratts Stats	Wide range of transactions, reports sales, various levels of income, sales price, and many other factors, but not net worth.
Computstat	Public companies, wide range of company sizes, complete financial statement reporting, market pricing of common stocks at month end.
Mergerstat	Public company acquisitions, mostly larger transactions

        In order to combine the data from these various sources, we have made various assumptions and estimated unreported data using industry ratios. For example, for Bizcomps, we estimate the normal net worth required to support the reported level of sales.

        Public company data has been adjusted from a freely marketable, minority interest basis to a non-marketable, controlling interest basis, so that it can be combined with data from the private transactions.

        Similarly, we convert Done Deals after tax income to pretax income by applying an estimated normal tax rate. However, since depreciation and interest are not reported by Done Deals, it is more difficult to estimate EBITDA for that source. Because of the number of assumptions required, we do not include Done Deals data in analyses that call for EBITDA multipliers, cap rates, or earnings ratios.

        The following analysis combines the available data to test six different measures of value against several different hypothesized drivers of market value. The market value drivers used are:

Revenue	a basic measure of the size of the company
EBT Return on Sales	a measure of profitability after interest and depreciation
EBITDA Return on Sales	a measure of operating profitability

        The measures of value used are:

Price/Revenue	Price/Net Worth
EBT Capitalization Rate	Goodwill/Revenue
EBITDA Capitalization Rate	Goodwill/SDCF

[DRAFT]

        One objective of the exercise is to understand such relationships as, within this industry, how the Price/Revenue multiplier is affected by the size of the company, and by its profitability. Similarly, we want to know how the earnings capitalization rates are affected by size and profitability. After examining a wide variety of industries, we have learned that these relationships vary considerably from industry to industry.

        The approach we have used to investigate each relationship is to plot the available data on a graph, and run a linear regression between each measure of value and its assumed driver of value. As may be seen in the following graphs, some pairs of these variables are much more closely correlated than other pairs. We infer that a strong correlation indicates that the selected driver is in fact a significant driver of value in the marketplace, and accordingly should receive more consideration in analyzing the value of the subject company.

        In this case, we have data from the following sources:

x	Compustat	Public
x	Done Deals	Private
-	Bizcomps	Private	No appropriate companies available
x	Pratts Stats	Private
x	Mergerstat	Public

        The following graphs show the data and the various relationships analyzed. In each graph, the regression line shows the apparent "best fit" straight line through the data, and the lines above and below the regression line show the high and low quartiles above and below the regression line. The vertical line intersecting the regression line and standard error lines show where the subject company would fall in the range of the data.

        Following each set of graphs is a table summarizing the ranges depicted in the charts for the Company's specific market value drivers. Within each table, the range of results between the quartile lines is compared to the total range of the data, to compute a rough estimate of how tightly the data fits the regression line. For a variety of reasons, the more commonly used R2 measure of "goodness of fit" is not useful here. With this approach, those regressions with very low correlations have less role in the final result for each measure of value. Conversely, those regressions which show the best fit have a greater effect on the selected multiplier or cap rate.

        The result of this analysis is a multiplier or cap rate for each measure of value that takes into consideration both:

    •
    the revenue size of the company, and

    •
    its profitability

        These results are carried forward in this report to the capitalization rates and multipliers section. The primary remaining factor to be considered is the overall riskiness of the business. This is treated in the report section that analyzes risk and financial condition. See:

Section		Page
8.	RISK ASSESSMENT, COMPARATIVE ANALYSIS	20
9.	CAPITALIZATION RATES AND MULTIPLIERS	32

[DRAFT]

Price/Revenue Multipliers

				Multiplier/Cap Rate
Rank
	Measure of Value	Weight	StdErr	Lo	Mid	Hi
13	Price/Revenue vs Revenue	2.57	0.44154	0.52	0.96	1.40
9	Price/Revenue vs Ebt/Revenue	2.97	0.38156	0.53	0.92	1.30
4	Price/Revenue vs Ebitda/Revenue	3.29	0.34494	0.41	0.75	1.10

	Combined Price/Revenue Multiplier			0.48	0.87	1.25

	Multiplier corrected for profitability				0.58

[DRAFT]

EBITDA Cap Rates

				Multiplier/Cap Rate
Rank	Measure of Value	Weight	StdErr	Lo	Mid	Hi
10	ebitdaCapRate versus Revenue	2.95	0.04792	8.6%	13.4%	18.1%
5	ebitdaCapRate versus ebitda/Revenue	3.16	0.04468	7.3%	11.7%	16.2%

	Combined EBITDA Cap Rate			7.9%	12.5%	17.1%

[DRAFT]

Goodwill/Revenue Multipliers

				Multiplier/Cap Rate
Rank	Measure of Value	Weight	StdErr	Lo	Mid	Hi
7	GW/Revenue vs Revenue	3.02	0.35237	0.21	0.56	0.91
2	GW/Revenue versus ebitda/Revenue	3.88	0.27413	0.06	0.33	0.61

	Combined GW/Revenue Multiplier			0.13	0.43	0.74

	Multiplier corrected for profitability				0.21

[DRAFT]

Goodwill/SDCF Multipliers

				Multiplier/Cap Rate
Rank	Measure of Value	Weight	StdErr	Lo	Mid	Hi
12	GW/SDCF versus Revenue	2.95	2.99293	0.69	3.68	6.67
11	GW/SDCF versus SDCF/Revenue	2.95	2.99201	0.80	3.79	6.78

	Combined GW/SDCF Multiplier			0.74	3.74	6.73

	Multiplier corrected for profitability				1.52

[DRAFT]

Earnings vs Revenue

	StdErr	Lo	Mid	Hi
EBT/Revenue	0.060141	2.1%	8.1%	14.1%
ebitda/Revenue	0.045572	7.1%	11.7%	16.3%
SDCF/Revenue	0.047474	7.9%	12.6%	17.4%

QuickLinks

VALUATION REPORT for TROY Group, Inc. as of April 30, 2004 Value as if Private prepared by Business Equity Appraisal Reports, Inc. May 7, 2004